UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Soliciting Material Pursuant to §240.14a-12

Polaris Industries Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of
2017 Annual Meeting of Shareholders

Thursday, April 27, 2017
9:00 a.m. Local Time
2100 Highway 55, Medina, Minnesota, 55340

Polaris Industries Inc.

2100 Highway 55
Medina, Minnesota 55340
763-542-0500
Fax: 763-542-0599

Dear Fellow Shareholder:

The Board of Directors of Polaris Industries Inc. (“Polaris”) joins me in extending a cordial invitation to attend our 2017 Annual Meeting of Shareholders which will be held at our corporate headquarters, 2100 Highway 55, Medina, Minnesota, 55340, on Thursday, April 27, 2017 at 9:00 a.m. local time.

In addition to voting on the matters described in the accompanying Notice of Annual Meeting and Proxy Statement, we will review Polaris’ 2016 business and discuss our direction for the coming years. There will also be an opportunity, after conclusion of the formal business of the meeting, to discuss other matters of interest to you as a shareholder.

Again this year, we will be using the “Notice and Access” method of furnishing proxy materials to you over the Internet. We believe that this process will provide you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to reduce the environmental impact of our Annual Meeting and the costs of printing and distributing the proxy materials. On or about March 10, 2017, we will mail to many of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report and vote electronically over the Internet. The Notice also contains instructions on how to receive a paper copy of your proxy materials. We will not be mailing the Notice to shareholders who previously elected to receive paper copies of the proxy materials, but rather will mail those shareholders a full set of the proxy materials.

It is important that your shares be represented at the meeting whether or not you plan to attend in person. Please vote electronically over the Internet or, if you receive a paper copy of the proxy card by mail, by telephone or by returning your signed proxy card in the envelope provided. If you do attend the meeting and desire to vote in person, you may do so by following the procedures described in the Proxy Statement even though you have previously sent a proxy.

We hope that you will be able to attend the meeting and we look forward to seeing you.

Sincerely,

Scott W. Wine

Chairman of the Board and Chief Executive Officer

March 10, 2017

Enclosures

Polaris Industries Inc. 2100 Highway 55 Medina, Minnesota 55340	Notice of Annual Meeting of Shareholders

Thursday, April 27, 2017

9:00 a.m. Local Time

2100 Highway 55, Medina, Minnesota, 55340

Polaris Industries Inc. will hold its 2017 Annual Meeting of Shareholders at its corporate headquarters located at 2100 Highway 55, Medina, Minnesota, 55340, on Thursday, April 27, 2017. The meeting will begin at 9:00 a.m. local time. The proxy materials were either made available to you over the Internet or mailed to you beginning on or about March 10, 2017. At the meeting, our shareholders will be asked to:

1.	Elect two Class II directors for three-year terms ending in 2020.
2.	Approve an amendment to the Restated Articles of Incorporation to require a majority vote for the election of directors in uncontested elections.
3.	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2017.
4.	Submit an advisory vote to approve the compensation of our Named Executive Officers (as described in the accompanying Proxy Statement).
5.	Submit an advisory vote on whether future votes to approve the compensation of our Named Executive Officers should occur every one, two or three years.
6.	Act on any other matters that may properly come before the meeting.

The Board recommends that shareholders vote FOR each of the following:

1.	The director nominees named in the accompanying Proxy Statement.
2.	The approval of an amendment to the Restated Articles of Incorporation to require a majority vote for the election of directors in uncontested elections.
3.	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2017.
4.	The advisory vote to approve the compensation of our Named Executive Officers.

The Board recommends that shareholders vote that future votes to approve the compensation of our Named Executive Officers should occur every year; however, shareholders are not voting to approve or disapprove the Board’s recommendation on this matter and may vote for any of the available choices on the matter.

Only shareholders of record at the close of business on February 28, 2017 may vote at the Annual Meeting or any adjournment thereof.

Dated: March 10, 2017
By Order of the Board of Directors

Stacy L. Bogart
Senior Vice President-General Counsel and Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, we urge you to vote as soon as possible via the Internet as described in the Notice of Internet Availability of Proxy Materials. If you received a copy of the proxy card by mail, you may vote by Internet or telephone as instructed on the proxy card, or you may sign, date and mail the proxy card in the envelope provided.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2017 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 27, 2017.

Our Proxy Statement for the 2017 Annual Meeting of Shareholders, our Annual Report to Shareholders for the fiscal year ended December 31, 2016 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available at https://materials.proxyvote.com/731068.

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POLARIS INDUSTRIES INC.

2100 Highway 55
Medina, Minnesota 55340

PROXY STATEMENT

Questions and Answers about the Annual Meeting and Voting

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of the proxy materials?

A:	“Notice and Access” rules adopted by the United States Securities and Exchange Commission (the “SEC”) permit us to furnish proxy materials, including this Proxy Statement and our Annual Report for 2016, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our shareholders, will instruct how you may access and review all of the proxy materials on the Internet. The Notice also instructs how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail will remain in effect until you revoke it.

Q:	Who can vote?

A:	You can vote if you were a shareholder at the close of business on the record date of February 28, 2017. There were a total of 62,930,847 shares of our common stock outstanding on February 28, 2017. The Notice of Internet Availability of Proxy Materials (the “Notice”), this Proxy Statement and any accompanying proxy card, along with the 2016 Annual Report to Shareholders and the 2016 Annual Report on Form 10-K, were first made available to you beginning on or about March 10, 2017. The Proxy Statement summarizes the information you need to vote at the Annual Meeting.

Q:	What constitutes a quorum to conduct business at the Annual Meeting?

A:	A majority of the outstanding shares of our common stock represented in person or by proxy is necessary to constitute a quorum for the transaction of business at the Annual Meeting. As of the record date, 62,930,847 shares of our common stock were issued and outstanding. A majority of those shares, or 31,465,424 shares of our common stock, will constitute a quorum. If you submit a valid proxy or attend the Annual Meeting, your shares will be counted to determine whether there is a quorum. A properly executed proxy marked “ABSTAIN” with respect to a proposal will be counted for purposes of determining whether there is a quorum and will be considered present in person or by proxy and entitled to vote on that proposal, but will not be deemed to have been voted in favor of such proposal.

Q:	What am I voting on, what vote is required to approve each proposal and how does the Board recommend I vote?

A:	The table below summarizes the proposals that will be voted on, the vote required to approve each item, how votes are counted and how the Board recommends you vote:

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Proposal	Vote Required	Voting Options	Board Recommendation	Broker Discretionary Voting Allowed(1)	Impact of Withhold/ Abstention
Proposal 1 – Elect two Class II directors for three-year terms ending in 2020	Plurality of the votes cast(2)	FOR, WITHHOLD	FOR	No	None
Proposal 2 – Approve an amendment to the Restated Articles of Incorporation to require a majority vote for the election of directors in uncontested elections	Majority of votes present in person or by proxy and entitled to vote on this item(3)	FOR, AGAINST, ABSTAIN	FOR	No	AGAINST
Proposal 3 – Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2017	Majority of votes present in person or by proxy and entitled to vote on this item(3)	FOR, AGAINST, ABSTAIN	FOR	Yes	AGAINST
Proposal 4 – Advisory vote to approve the compensation of our Named Executive Officers	We will consider our shareholders to have approved the compensation of our Named Executive Officers if there are more votes cast “For” the proposal than “Against”(4)	FOR, AGAINST, ABSTAIN	FOR	No	None
Proposal 5 – Advisory vote on whether future votes to approve the compensation of our Named Executive Officers should occur every one, two or three years	We will consider our shareholders to have selected the frequency option that receives the highest number of votes(4)	ONE YEAR, TWO YEARS, THREE YEARS	ONE YEAR	No	None
(1)	A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. If a broker returns a “non-vote” proxy indicating a lack of authority to vote on a proposal, then the shares covered by such a “non-vote” proxy will be deemed present at the meeting for purposes of determining a quorum, but not present for purposes of calculating the vote with respect to that particular proposal. Broker non-votes will generally have no effect in determining whether any proposals to be voted on at the Annual Meeting are approved, although if a quorum for the Annual Meeting could not be established without including broker non-votes, then the broker non-votes required to establish the minimum quorum would have the same effect as votes against Proposals 2 and 3 .
(2)	A plurality means that the nominees with the greatest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. Our Corporate Governance Guidelines require that any director who fails to receive a majority of the votes cast “for” and “withhold” in his or her election in an uncontested election must promptly tender his or her resignation. In that event, the Corporate Governance and Nominating Committee must make a recommendation to the Board on whether to accept or reject the tender of resignation. The Board, after taking into account the recommendation, must publicly disclose its decision and rationale within 90 days after the election. The director who failed to receive a majority vote will not participate in the decision.
(3)	The voting standard assumes that the number of shares voted in favor of such proposal constitute more than 25% of the outstanding shares of our common stock.
(4)	The advisory votes to approve the compensation of our Named Executive Officers and the frequency of future votes to approve the compensation of our Named Executive Officers are not binding on the Board, but the Compensation Committee will consider the shareholders’ advisory input when establishing compensation for our Named Executive Officers in future years and determining whether future votes to approve the compensation of our Named Executive Officers should occur every one, two or three years. We will disclose the Board’s determination as to whether future votes to approve the compensation of our Named Executive Officer will occur every one, two or three years in a Form 8-K filed within 4 business days of the Annual Meeting.

Q:	How will the proxies vote on any other business brought up at the meeting?

A:	By submitting your proxy, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the Annual Meeting. We do not know of any other business to be considered at the Annual Meeting.

The proxies’ authority to vote according to their judgment applies only to shares you own as the shareholder of record.

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Q:	How do I cast my vote?

A:	If you are a shareholder whose shares are registered in your name, you may vote your shares in person at the Annual Meeting or by using one of the three following methods:

•	Vote by Internet by following the instructions for Internet voting shown on the Notice, or if you requested printed proxy materials or you receive a paper copy of the proxy card, by following the instructions provided with your proxy materials and on your proxy card.

If you elected to receive printed proxy materials, you may also:

•	Vote by phone following the instructions for telephone voting provided with your printed proxy materials and on your proxy card.

•	Vote by completing, signing, dating and mailing the proxy card in the envelope provided. If you vote by phone or Internet, please do not mail your proxy card.

If you are a street-name shareholder (meaning that your shares are registered in the name of your bank or broker), you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

Whichever method you use, the proxies identified on the proxy will vote the shares of which you are the shareholder of record in accordance with your instructions. If you submit a proxy without giving specific voting instructions, the proxies will vote those shares as recommended by the Board.

Q:	Can I vote my shares by filling out and returning the Notice?

A:	No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the meeting.

Q:	Can I revoke or change my vote?

A:	You can revoke your proxy at any time before it is voted by:

•	Submitting a new proxy with a more recent date than that of the first proxy given by (1) following the telephone voting instructions or (2) following the Internet voting instructions or (3) completing, signing, dating and returning a new proxy card to us; or

•	Giving written notice before the vote at the meeting to our Secretary, stating that you are revoking your proxy.

Unless you decide to vote your shares in person, you should revoke your prior proxy in the same way you initially submitted it - that is, by telephone, Internet or mail.

Q:	Who will count the votes?

A:	Broadridge Financial Solutions, our independent proxy tabulator, will count the votes. A representative of Broadridge Financial Solutions and Sean Bagan, our Treasurer, will act as inspectors of election for the meeting.

Q:	Is my vote confidential?

A:	All proxies and all vote tabulations that identify an individual shareholder are confidential. Your vote will not be disclosed, except:

•	To allow Broadridge Financial Solutions to tabulate the vote;

•	To allow Sean Bagan, our Treasurer, and a representative of Broadridge Financial Solutions to certify the results of the vote; and

•	To meet applicable legal requirements.

Q:	What shares are included on my proxy?

A:	Your proxy will represent all shares registered to your account in the same social security number and address, including any full and fractional shares you own under the Polaris Industries Inc. Amended and Restated 2007 Omnibus Incentive Plan (the “Omnibus Plan”) or the Polaris Industries Inc. Employee Stock Purchase Plan, as well as any shares you own through the Polaris Employee Stock Ownership Plan (the “ESOP”) and the Polaris 401(k) Retirement Savings Plan (the “401(k) Plan”).

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Q:	What happens if I don’t vote the shares that I own?

A:	For shares registered in your name. If you do not vote shares that are registered in your name by voting in person at the Annual Meeting or by proxy through the Internet, telephone or mail as described on the Notice, the Internet voting site or, if you requested printed proxy materials or receive a paper copy of the proxy card, by following the instructions therein, your shares will not be counted in determining the presence of a quorum or in determining the outcome of the vote on the proposals presented at the Annual Meeting.

For shares held in street name. If you hold shares through a broker, you will receive voting instructions from your broker. If you do not submit voting instructions to your broker and your broker does not have discretion to vote your shares on a particular matter, then your shares will not be counted in determining the outcome of the vote on that matter at the Annual Meeting. See effect of “broker non-votes” as described above. Your broker will not have discretion to vote your shares for any matter to be voted upon at the Annual Meeting other than the ratification of the selection of our independent registered public accounting firm. Accordingly, it is important that you provide voting instructions to your broker for the matters to be voted upon at the Annual Meeting.

For shares held in certain employee plans. If you hold shares in the ESOP or the 401(k) Plan and you do not submit your voting instructions by proxy through the mail, telephone or Internet as described on the proxy card, those shares will be voted in the manner described in the following two questions.

Q:	How are common shares in the Polaris Employee Stock Ownership Plan voted?

A:	If you hold shares of common stock through the ESOP, your proxy card will instruct the trustee of the plan how to vote the shares allocated to your plan account. If you do not return your proxy card (or you submit it with an unclear voting designation or with no voting designation at all), then the plan trustee will vote the shares in your account in proportion to the instructions actually received by the trustee from participants who give voting instructions. Votes under the ESOP receive the same confidentiality as all other votes.

Q:	How are common shares in the Polaris 401(k) Retirement Savings Plan voted?

A:	If you hold shares of our common stock through the 401(k) Plan, your proxy card will instruct the trustee of the plan how to vote the shares allocated to your plan account. If you do not return your proxy card (or you submit it with an unclear voting designation or with no voting designation at all), then the shares in your account will not be voted. Votes under the 401(k) Plan receive the same confidentiality as all other votes.

Q:	What does it mean if I get more than one Notice or proxy card?

A:	Your shares are probably registered in more than one account. You should provide voting instructions for all Notices and proxy cards you receive.

Q:	How many votes can I cast?

A:	You are entitled to one vote per share on all matters presented at the meeting.

Q:	When are shareholder proposals and nominees due for the 2018 Annual Meeting of Shareholders?

A:	If you want to submit a shareholder proposal or nominee for the 2018 Annual Meeting of Shareholders, you must submit the proposal in writing to our Corporate Secretary, Polaris Industries Inc., 2100 Highway 55, Medina, Minnesota 55340, so it is received by the relevant date set forth on page 57 under the caption “Submission of Shareholder Proposals and Nominations.”

Q:	How is this proxy solicitation being conducted?

A:	We engaged D.F. King & Co., Inc. to assist in the distribution of proxy materials and the solicitation of votes for a fee of $16,500, plus out-of-pocket expenses. We will pay for the cost of soliciting proxies and we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders. In addition, some of our employees may solicit proxies. D.F. King & Co., Inc. and our employees may solicit proxies in person, by telephone and by mail. Our employees will not receive special compensation for these services, which the employees will perform as part of their regular duties.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 17, 2017 by each person known to us who then beneficially owned more than 5% of the outstanding shares of our common stock, each director, each nominee for director, each Named Executive Officer named in the Summary Compensation Table appearing below and all current executive officers and directors as a group. As of February 17, 2017, there were 62,939,102 shares of common stock outstanding. Except as otherwise indicated, the named beneficial owner has sole voting and investment powers with respect to the shares held by such beneficial owner. The table also includes information with respect to common stock equivalents and deferred stock units credited as of February 17, 2017 to the accounts of each director as described in this Proxy Statement under the heading “Director Compensation.”

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Common Stock Equivalents(11)	Deferred Stock Units(12)
BlackRock, Inc.(1)	5,146,283	8.2%
The Vanguard Group(2)	5,119,025	8.1%
Manulife Financial Corporation(3)	4,730,656	7.5%
State Street Corporation(4)	4,361,394	6.9%
Polaris Industries Inc. Employee Stock Ownership Plan(5)	3,811,031	6.1%
Wells Fargo & Company(6)	3,481,851	5.5%
Scott W. Wine(7) Chairman of the Board and Chief Executive Officer	906,707	1.4%
Michael T. Speetzen Executive Vice President – Finance and Chief Financial Officer	5,333	*
Robert P. Mack(7) Senior Vice President – Corporate Development and Strategy, and President – Adjacent Markets	1,500	*
Kenneth J. Pucel(7)(8) Executive Vice President – Global Operations, Engineering & Lean	60,972	*
Stephen L. Eastman(7)(9) President – Parts, Garments and Accessories	57,984	*
Annette K. Clayton Director	0	*	32,621	22,368
Kevin M. Farr Director	2,100	*	3,508	3,334
Gary E. Hendrickson Director	0	*	6,127	8,055
Gwenne A. Henricks Director	0	*	1,780	1,347
Bernd F. Kessler Director	0	*	9,197	10,904
Lawrence D. Kingsley Director	6,925	*	1,404	1,347
John P. Wiehoff Director	0	*	21,869	19,276
All directors and current executive officers as a group (16 persons)(7)-(10)	1,408,658	2.2%	76,506	66,631
*	Indicates ownership of less than 1%.
(1)	The address for BlackRock, Inc. and its affiliates (collectively, “BlackRock”) is 55 East 52nd Street, New York, NY 10055. BlackRock, an investment advisor, has sole voting power with respect to 4,728,275 shares, shared voting and shared dispositive power with respect to 9,821 shares, and sole dispositive power with respect to 5,136,462 shares. This information was reported on a Schedule 13G/A filed by BlackRock with the SEC on January 25, 2017, and is as of December 31, 2016.
(2)

The address for The Vanguard Group and its subsidiaries (collectively, “Vanguard”) is 100 Vanguard Boulevard, Malvern, PA 19355. Vanguard has sole voting power with respect to 47,187 shares, shared voting power with respect to 11,114 shares, sole dispositive power with respect to 5,061,203 shares and shared dispositive power with respect to 57,822 shares. This information was reported on a Schedule 13G/A filed by Vanguard with the SEC on February 13, 2017, and is as of December 31, 2016.

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(3)	The address for Manulife Financial Corporation and its subsidiaries (collectively, “Manulife”) is 200 Bloor Street East, Toronto, Ontario, Canada, M4W 1E5. Manulife has sole voting and sole dispositive power with respect to 4,730,656 shares. This information was reported on a Schedule 13G filed by Manulife with the SEC on February 14, 2017, and is as of December 31, 2016.
(4)	The address for State Street Corporation and its subsidiaries (collectively, “State Street”) is State Street Financial Center, 1 Lincoln Street, Boston, MA 02111. State Street has shared voting and shared dispositive power with respect to 4,361,394 shares. This information was reported on a Schedule 13G filed by State Street with the SEC on February 8, 2017, and is as of December 31, 2016.
(5)	The address for the ESOP is 2100 Highway 55, Medina, MN 55340. The ESOP has shared voting and shared dispositive power with respect to 3,811,031 shares. This information was reported on a Schedule 13G/A filed by the ESOP with the SEC on February 14, 2017, and is as of December 31, 2016.
(6)	The address for Wells Fargo & Company and its subsidiaries (collectively, “Wells Fargo”) is 420 Montgomery Street, San Francisco, CA, 94163. Wells Fargo has sole voting power with respect to 13,635 shares, shared voting power with respect to 3,439,184 shares, sole dispositive power with respect to 13,635 shares, and shared dispositive power with respect to 3,468,215 shares. This information was reported on a Schedule 13G filed by Wells Fargo with the SEC on January 27, 2017, and is as of December 31, 2016.
(7)	Includes shares which could be purchased by the indicated person upon the exercise of vested options or restricted stock units within 60 days after February 17, 2017: Mr. Wine, 591,000 shares; Mr. Mack, 1,500 shares; Mr. Pucel, 35,500 shares; Mr. Eastman, 36,500 shares; and all executive officers combined, 916,500 shares.
(8)	Includes 20,000 restricted shares of common stock awarded to Mr. Pucel under the Omnibus Plan in December 2014. All of the 20,000 unvested restricted shares granted to Mr. Pucel become freely tradable in December 2017, provided that he continues to be an employee.
(9)	Includes 10,000 performance restricted shares of common stock awarded to Mr. Eastman under the Omnibus Plan. All of the 10,000 restricted shares become freely tradable only if we achieve certain financial targets, provided Mr. Eastman continues to be an employee. Also includes 138 shares held by Mr. Eastman in the 401(k) Plan, over which he holds shared voting power.
(10)	Includes 45,000 aggregate restricted shares of common stock awarded to current executive officers as a group under the Omnibus Plan. All of the 45,000 restricted shares become freely tradable only if the holders continue to be employees for specified periods of time and, in some cases, if specified performance goals are satisfied.
(11)	Represents the number of common stock equivalents credited as of February 17, 2017 to the accounts of each non-employee director and the accompanying dividend equivalent units, as maintained by us under the Polaris Industries Inc. Deferred Compensation Plan for Directors. A director will receive one share of common stock for every common stock equivalent and dividend equivalent unit held by that director upon his or her termination of service as a member of the Board or upon a change of control of our Company.
(12)	Represents the number of deferred stock units awarded to each of the non-employee directors under the Omnibus Plan and the accompanying dividend equivalent units. A director will receive one share of common stock for every deferred stock unit and dividend equivalent unit upon his or her termination of service as a director or upon a change in control of our Company.

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Corporate Governance

Board Leadership Structure

Mr. Wine currently holds the titles of Chairman and Chief Executive Officer (“CEO”) of Polaris. The Board believes that the interests of having a unified leadership structure with the positions of Chairman and CEO being held by the same person is currently appropriate for our Company. Our Corporate Governance Guidelines provide that if the CEO is also the Chairman of the Board, the Chair of the Corporate Governance and Nominating Committee, who is an independent director, will serve as the Lead Director. Mr. Wiehoff is currently our Lead Director, and his responsibilities as Lead Director include, among others:

•	Preside over all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	Serve as a liaison between the Chairman and the independent directors;

•	In consultation with the Chairman, approve:

	–	Key information sent to the Board;

	–	Meeting agendas for the Board; and

	–	Meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	Have the authority to call meetings of the independent directors;

•	If requested by major shareholders, ensure his/her availability for consultation and direct communication;

•	Conduct and facilitate an annual Board self-evaluation;

•	Communicate with the CEO about strategic business issues, governance processes, and board relationships; and

•	Coordinate with the Compensation Committee on CEO evaluation.

The Board believes that its independent Board committees and Lead Director provide appropriate independent Board leadership and oversight.

Risk Oversight

Our Audit Committee is primarily responsible for regularly reviewing and discussing with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including management’s guidelines and policies with respect to risk assessment and risk management. When the Board deems it appropriate, responsibility of oversight of a specific risk is assigned to another one of the Board’s committees.

We engage in an Enterprise Risk Management (“ERM”) process. The ERM process consists of periodic risk assessments performed by various functional management groups during the year. At least twice a year, executive management presents these assessments to the Audit Committee to ensure that the process is sound and complete, oversight is appropriate, and the risks and risk assessments are thoroughly reviewed. In addition, the Audit Committee reports regularly to the full Board, which also considers our risk profile. While our management is responsible for day-to-day risk management identification and mitigation, the Board, directly and through its committees, oversees the execution of the ERM process. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

Board Diversity

The Corporate Governance and Nominating Committee is responsible for identifying individuals who it considers qualified to become Board members. In furtherance of this duty, the Corporate Governance and Nominating Committee considers, as required by its charter, the Board’s overall balance of diversity of perspectives, backgrounds and experiences, although it does not have a formal policy regarding the consideration of diversity of Board members. The Corporate Governance and Nominating Committee views diversity broadly and evaluates a wide range of criteria as it makes its selections, including, among others, functional areas of experience, educational background, employment experience, and leadership performance. The Corporate Governance and Nominating Committee also assesses those intangible factors it deems necessary to develop a heterogeneous and cohesive Board such as integrity, judgment, intelligence, and the willingness and ability of the candidate to devote adequate time to Board duties for a sustained period.

Our Board and each of its committees engage in an annual self-evaluation process. As part of that process, directors provide feedback on whether the Board is meeting its diversity objectives and how the composition of the Board should be altered in order to enhance its value to our Company and shareholders.

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Corporate Governance Guidelines and Independence

Our Board has adopted Corporate Governance Guidelines, which may be viewed online on our website at www.polaris.com. Under our Corporate Governance Guidelines, which adopt the current standards for “independence” established by the New York Stock Exchange (the “NYSE”), a majority of the members of the Board must be independent as determined by the Board. In making its determination of independence, among other things, the Board must have determined that the director has no material relationship with the Company either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with us. The Board of Directors has determined that Ms. Clayton and Ms. Henricks, and Messrs. Farr, Hendrickson, Kessler, Kingsley, and Wiehoff are independent. Mr. Schreck, who retired as a member of the Board in April, was also determined to be independent. Mr. Wine, our Chairman and CEO, is the only director who is not independent.

The Board based its independence determinations, in part, upon a review by the Corporate Governance and Nominating Committee and the Board of certain transactions between the Company and companies with which certain of our directors have relationships, each of which was made in the ordinary course of business, at arm’s length, at prices and on terms customarily available to unrelated third party vendors or customers generally, in amounts that are not material to our business or the business of such unaffiliated corporation, and in which the director had no direct or indirect personal interest, nor received any personal benefit. Specifically, the Corporate Governance and Nominating Committee and the Board reviewed ordinary course of business purchases by us from C. H. Robinson Worldwide, where Mr. Wiehoff is, and during fiscal 2016 was, the CEO. The payments were less than the greater of $1,000,000 or 2.0% of the recipient’s gross revenues in fiscal 2016. Accordingly, a majority of our Board is considered to be independent. Additionally, all current members of our Audit, Compensation, and Corporate Governance and Nominating Committees are considered to be independent.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to all employees, including our CEO, our Chief Financial Officer (“CFO”) and all other executive officers, and the Board. A copy of the Polaris Code of Business Conduct and Ethics is available on our website at www.polaris.com. In the event we waive any of the provisions of the Polaris Code of Business Conduct and Ethics with respect to the CEO, CFO, any executive officer or member of the Board that relates to any element of the definition of “code of ethics” enumerated in Item 406(b) of Regulation S-K under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), we intend to disclose such actions on our website at the same location.

Hedging and Pledging Policy

We adopted a policy that prohibits Directors and executive officers from engaging in hedging transactions with respect to our common stock. We also adopted a policy that permits Directors and executive officers to pledge our common stock as collateral for a loan only if it is pre-approved by the Company’s General Counsel or CFO. The Director or executive officer must clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities.

Communications with the Board

Under our Corporate Governance Guidelines, a process has been established by which shareholders and other interested parties may communicate with members of the Board. Any shareholder or other interested party who desires to communicate with the Board, individually or as a group, may do so by writing to the intended member or members of the Board, c/o Corporate Secretary, Polaris Industries Inc., 2100 Highway 55, Medina, Minnesota 55340.

All communications received in accordance with these procedures will be reviewed initially by the office of our Corporate Secretary to determine whether the communication is a message to one or more of our directors and then will be relayed to the appropriate director or directors unless the Corporate Secretary determines that the communication is an advertisement or other promotional material. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board or one or more of its committees and whether any response to the person sending the communication is appropriate.

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Board Meetings

During 2016, the full Board met seven times. Each of the meetings was preceded and/or followed by an executive session of the Board without management in attendance, chaired by Mr. Wiehoff. Each of our directors attended at least 75 percent of the meetings of the Board and any committee on which that director served in 2016. The Board also took action in writing four times in 2016. We do not maintain a formal policy regarding the Board’s attendance at annual shareholder meetings; however, Board members are expected to regularly attend all Board meetings and meetings of the committees on which they serve as well as the annual shareholder meetings. All then-current members of the Board attended our 2016 Annual Meeting.

Committees of the Board and Meetings

The Board has designated four standing committees. The Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, and the Technology Committee each operate under a written charter, which is available on our website at www.polaris.com. The current membership of each committee and its principal functions, as well as the number of times it met during 2016, are described below.

Audit Committee Members: Kevin M. Farr, Chair Gwenne A. Henricks Bernd F. Kessler Lawrence D. Kingsley

All members of the Audit Committee have been determined to be “independent” and “financially literate” by the Board in accordance with our Corporate Governance Guidelines, SEC rules and the applicable listing requirements of the NYSE. Additionally, Messrs. Farr, Kessler, and Kingsley have each been determined by the Board to be an “Audit Committee Financial Expert” as that term has been defined by the SEC. None of the members of the Audit Committee currently serve on the audit committees of more than three public companies.

Functions:

The Audit Committee assists the Board in fulfilling its fiduciary responsibilities by overseeing our financial reporting and public disclosure activities. The Audit Committee’s primary purposes and responsibilities are to:

	•	Assist the Board of Directors in its oversight of (a) the integrity of our financial statements, (b) the effectiveness of our internal control over financial reporting, (c) our compliance with legal and regulatory requirements, (d) the independent auditor’s performance, qualifications and independence, and (e) the responsibilities, performance, budget and staffing of our internal audit function;

	•	Prepare the Audit Committee Report that appears later in this Proxy Statement;

	•	Serve as an independent and objective party to oversee our financial reporting process and internal control system; and

	•	Provide an open avenue of communication among the independent auditor, financial and senior management, the internal auditors and the Board.

The Audit Committee, in its capacity as a committee of the Board, is directly responsible for the appointment, compensation and oversight of the work of any independent registered public accounting firm employed by us (including resolution of any disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attestation services for us, and each such independent registered public accounting firm reports directly to the Audit Committee. This committee met nine times during 2016.

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Compensation Committee Members: Gary E. Hendrickson, Chair Annette K. Clayton John P. Wiehoff

All members of the Compensation Committee have been determined to be “independent” by the Board in accordance with our Corporate Governance Guidelines and the applicable listing requirements of the NYSE.

Functions:

The Compensation Committee’s duties and responsibilities include, among other things, the responsibility to:

	•	Assist the Board in establishing a philosophy and policies regarding executive and director compensation;

	•	Provide oversight to the administration of our director and executive compensation programs;

	•	Administer our stock option, restricted stock and other equity-based and cash incentive plans;

	•	Review and approve the compensation of directors, executive officers and senior management;

	•	Review and discuss the Compensation Discussion and Analysis that appears later in this Proxy Statement and prepare any report on executive compensation required by the rules and regulations of the SEC or other regulatory body, including the Compensation Committee Report that appears later in this Proxy Statement; and

	•	Review the process for managing executive development and succession, assist the Board in management development and succession planning and review with the CEO the confidential written procedure for the timely and efficient transfer of his or her responsibilities in the event of his or her sudden incapacitation or departure.

The Compensation Committee has the resources and appropriate authority to discharge its duties and responsibilities, including the authority to retain independent counsel and other independent experts or consultants. The committee has the sole authority to select, retain and terminate a compensation consultant and to approve the compensation consultant’s fees and other retention terms. The committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the committee. In particular, the committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the committee who are (i) “Non-Employee Directors” for the purposes of Rule 16b-3 of the Securities Exchange Act, as in effect from time to time, and/or (ii) “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code (“Section 162(m)”), as in effect from time to time.

The Compensation Committee engaged Willis Towers Watson to act as its compensation consultant again in 2016. The Compensation Committee uses its compensation consultant in an advisory role for various technical, analytical, and plan design issues related to our compensation and benefit programs. The compensation consultant does not recommend or determine compensation for any of our executives, which role is reserved to the Compensation Committee. The Compensation Committee provides the material elements of the instructions to the compensation consultant with respect to the performance of its duties under the engagement. For 2016, the Compensation Committee instructed Willis Towers Watson to (a) collect market information on a variety of executive pay and design issues, including the types and amounts of compensation paid to executives at similarly situated companies; (b) assist in the design and review of programs such as our long-term incentive program and annual cash incentive plan that affect the compensation of executives and other employees; (c) consult on various technical issues related to compensation and benefits; and (d) review and assist the Compensation Committee and our CEO in the development of offer letters to newly hired senior executives from time to time. When necessary, the compensation consultant works with management to fully understand the details of various compensation programs and the underlying business and human resources issues they address. The Compensation Committee has assessed the independence of Willis Towers Watson pursuant to the rules of the SEC and concluded no conflict of interest exists that would prevent the independent representation of the Compensation Committee. We used Willis Towers Watson for non-executive compensation surveys in 2016 for which it was paid $24,000.

The Compensation Committee works with our CEO and our Senior Vice President – Chief Human Resources Officer in determining the base salary and annual and long-term incentive targets and opportunities for our executive officers, but in each case not including that officer’s own compensation arrangements. The Compensation Committee also has the power to delegate the approval of grants of certain equity awards. The Compensation Committee has delegated to our CEO the authority to approve the issuance of a limited number of equity awards in connection with the employment of new non-executive employees and the promotion, retention or outstanding achievements of current non-executive employees. The Compensation Committee met six times during 2016 and took action in writing four times.

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Corporate Governance and Nominating Committee Members: John P. Wiehoff, Chair Gary E. Hendrickson Bernd F. Kessler

All members of the Corporate Governance and Nominating Committee have been determined to be “independent” by the Board in accordance with our Corporate Governance Guidelines and the applicable listing requirements of the NYSE.

Functions:

The Corporate Governance and Nominating Committee provides oversight and guidance to the Board to ensure that the membership, structure, policies and processes of the Board and its committees facilitate the effective exercise of the Board’s role in the governance of our Company. The Corporate Governance and Nominating Committee reviews and evaluates the policies and practices with respect to the size, composition and functions of the Board, evaluates the qualifications of possible candidates for the Board and recommends the nominees for directors to the Board for approval. The committee will consider individuals recommended by shareholders for nomination as a director, applying the standards described in the Corporate Governance and Nominating Committee Charter. The committee also is responsible for recommending to the Board any revisions to our Corporate Governance Guidelines. This committee met two times during 2016 and took action in writing once.

Technology Committee Members: Annette K. Clayton, Chair Kevin M. Farr Gwenne A. Henricks Bernd F. Kessler Lawrence D. Kingsley Scott W. Wine

Functions:

The Technology Committee provides oversight of our product plans, technology development and related business processes. The committee reviews (a) product and technology development plans to ensure the continuous flow of innovative, differentiated, leadership products in the markets we currently serve; (b) plans for growth through new products serving adjacent markets; (c) new technology development and plans for insertion of new technology into the long-range product plan; (d) major competitive moves and our response plan; (e) the adequacy of the processes, tools, facilities and technology leadership of our product and technology development; (f) the costs, benefits and risks associated with major product development programs and related facility investments; (g) plans to address changing regulatory requirements; (h) strategic sourcing plans for products and technology; and (i) quality initiatives to ensure that the quality of our products meets or exceeds customer expectations. This committee met three times during 2016.

Certain Relationships and Related Transactions

During 2016, we did not engage in any transactions with related persons that are required to be described in this Proxy Statement pursuant to applicable SEC regulations.

Our written Related-Person Transactions Policy, which is applicable to all of our directors, nominees for directors, executive officers and 5% shareholders and their respective immediate family members, prohibits “related-person transactions” unless approved or ratified by the Corporate Governance and Nominating Committee.

Matters considered to be a related-person transaction subject to the policy include any transaction in which we are directly or indirectly a participant and the amount involved exceeds or reasonably can be expected to exceed $120,000, and in which a director, nominee for director, executive officer or 5% shareholder, or any of their respective family members, has or will have a direct or indirect material interest.

Any potential related-person transaction that is raised will be analyzed by the General Counsel, in consultation with management and with outside counsel, as appropriate, to determine whether the transaction or relationship constitutes a related-person transaction requiring compliance with the policy. The potential related-person transaction and the General Counsel’s conclusion and the analysis thereof are also to be reported to the chair of the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee shall review the material facts of all related-person transactions that require the committee’s approval and either approve or disapprove of the related person transaction. If advance committee approval of a related-person transaction is not feasible, then the related-person transaction shall be considered and, if the committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. Any related-person transaction that is not approved or ratified, as the case may be, shall be voided, terminated or amended, or such other actions shall be taken, in each case as determined by the committee, so as to avoid or otherwise address any resulting conflict of interest.

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Compensation Committee Interlocks and Insider Participation

All current members of the Compensation Committee are considered independent under our Corporate Governance Guidelines. During fiscal year 2016, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officers served on our Compensation Committee or Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers to file initial reports of ownership and reports of changes of ownership of our common stock with the SEC. Executive officers and directors are required to furnish us with copies of all Section 16(a) reports that they file. To our knowledge, based solely upon a review of the reports filed by the executive officers and directors during 2016 and written representations that no other reports were required, we believe that, during the year ended December 31, 2016, all filing requirements applicable to our directors, executive officers and 10% beneficial owners, if any, were complied with on a timely basis, except that due to an administrative oversight, the Company inadvertently failed to timely report credits of an aggregate of 2,483.87 common stock equivalents to Ms. Clayton, Mr. Farr, Mr. Hendrickson, Ms. Henricks, Mr. Kessler, Mr. Kingsley, and Mr. Wiehoff that were made on October 1, 2016, which reports were filed on October 12, 2016. In addition, due to an administrative oversight, the Company failed to timely report the disposition of 4,667 shares of common stock withheld to satisfy Mr. Speetzen’s tax withholding obligation upon the vesting and settlement of a restricted stock award on August 3, 2016, which report was filed on September 1, 2016.

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Proposal 1 — Election of Directors

General Information

The Board is divided into three classes. The members of one class are elected at each annual meeting of shareholders to serve three-year terms. The Class II directors currently serving on the Board, whose terms expire at the 2017 Annual Meeting, are Gary E. Hendrickson and Gwenne A. Henricks.

Upon the recommendation of the Corporate Governance and Nominating Committee of the Board, the Board proposes that Gary E. Hendrickson and Gwenne A. Henricks be elected as Class II directors for three-year terms expiring in 2020.

Each of the nominees currently serves as a member of the Board. The persons named in the proxy intend to vote your proxy for the election of each of the two nominees, unless you indicate on the proxy that your vote should be withheld from any or all of the nominees. If you are voting by telephone or on the Internet, you will be told how to withhold your vote from some or all of the nominees. Each nominee elected as a director will continue in office until his or her successor has been elected, or until his or her death, resignation or retirement.

We expect each nominee standing for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees designated by the Board, unless an instruction to the contrary is indicated on the proxy. There are no family relationships between or among any of our executive officers, directors or director nominees.

The Board, upon recommendation of the Corporate Governance and Nominating Committee, unanimously recommends a vote FOR the election of these nominees as directors.

Information Concerning Nominees and Directors

Our directors bring a broad range of leadership and experience to the boardroom and regularly contribute to the dialogue involved in effectively overseeing and guiding our business and affairs. Other than our CEO, all of the members of the Board are independent. Though the members of the Board have been selected to provide a wide range of viewpoints, the atmosphere of our Board is collegial. Preparation, engagement and participation are expected from our directors. We insist on high personal and professional ethics, integrity and values. All of our current directors and the director nominees satisfy such requirements. The Board has adopted Corporate Governance Guidelines, which are observed by all directors. With a diverse mix of experience, backgrounds and skill sets, the Board believes it is well positioned to represent the best interests of the Company’s shareholders. The principal occupation, specific experience, qualifications, attributes or skills and certain other information about the nominees and other directors whose terms of office continue after the Annual Meeting are set forth on the following pages.

If a shareholder wishes to have the Corporate Governance and Nominating Committee consider a candidate for nomination as a director, the shareholder’s notice must include the information specified in our bylaws, including the shareholder’s name and address, the information required to be disclosed by the SEC’s proxy rules, a written consent of the candidate to be named in the proxy statement and to serve as a director if elected, specified information regarding the shareholder’s interests in our capital stock, and the representations specified in our bylaws. The Corporate Governance and Nominating Committee will evaluate recommended nominees based on the factors identified in the Corporate Governance and Nominating Committee Charter, a copy of which is available on our website at www.polaris.com. Alternatively, shareholders may directly nominate a person for election to our Board by complying with the procedures set forth in our bylaws, any applicable rules and regulations of the SEC and any applicable laws.

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Director Nominees — Class II (Term Ending 2017)

Gary E. Hendrickson

Age 60

Director since 2011

Independent

Committees

•   Compensation, Chair

•   Corporate Governance and Nominating

Experience

Mr. Hendrickson has been the President and Chief Executive Officer of The Valspar Corporation, a global paint and coatings manufacturer, since June 2011 and was its President and Chief Operating Officer from February 2008 until June 2011. He held various executive leadership roles with The Valspar Corporation since 2001 including positions with responsibility for the Asia Pacific operations.

Key Skills and Qualifications

Mr. Hendrickson’s experience as President and Chief Executive Officer of a global company provides expertise in corporate leadership and development, and execution of business growth strategy. He also brings to the Board significant global experience and knowledge of competitive strategy including international competition.

Other Public Company Boards

Current	Past 5 Years
The Valspar Corporation, Chairman	None

Gwenne A. Henricks

Age 60

Director since 2015

Independent

Committees

•   Audit

•   Technology

Experience

Ms. Henricks served as Vice President, Product Development & Global Technology, and Chief Technology Officer of Caterpillar Inc., a world leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives, from 2012 to 2016. She joined Caterpillar in 1981 in an engineering role and held numerous engineering and executive roles progressing in scope and complexity. Ms. Henricks serves on the Bradley University Engineering Advisory Committee.

Key Skills and Qualifications

Ms. Henricks brings to the Board executive leadership, as well as valuable knowledge and experience in technology and global research and development organization.

Other Public Company Boards

Current	Past 5 Years
None	None

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Directors Continuing in Office — Class I (Term Ending 2019)

Bernd F. Kessler

Age 58

Director since 2010

Independent

Committees

•   Audit

•   Corporate Governance and Nominating

•   Technology

Experience

Mr. Kessler was the Chief Executive Officer of SRTechnics AG, a privately-held aircraft component and engine service provider with facilities throughout Europe and in China, from January 2008 through January 2010. He was the President and Chief Executive Officer of MTU Maintenance, a subsidiary of Aero Engines AG from September 2004 through October 2007 where he was an integral part of the successful initial public offering of the Company on the Frankfort Stock Exchange. Prior to September 2004, Mr. Kessler held management and executive positions for 20 years at Honeywell International, Inc. and its preceding company AlliedSignal Corp. Mr. Kessler also serves on the boards of Flowcastings GmbH, Zitec GmbH, and serves as Chairman of RENA Technologies GmbH.

Key Skills and Qualifications

A recognized industry leader in the global aerospace and defense markets, Mr. Kessler is based in Europe. His experience in operations, service and global business are key assets as we continue to expand our international footprint and strive to increase operational efficiency.

Other Public Company Boards

Current	Past 5 Years
None	None

Lawrence D. Kingsley

Age 54

Director since 2016

Independent

Committees

•   Audit

•   Technology

Experience

Mr. Kingsley served as the Chairman and Chief Executive Officer of the Pall Corporation, a global supplier of filtration, separations and purification products, from October 2013 to October 2015 and previously served as its CEO and President starting in October 2011. Prior to his election, he served as Chairman, President and CEO of IDEX Corporation, a developer, designer and manufacturer of fluid and metering technologies and health and science technologies, from March 2005 to August 2011. Before joining IDEX, Mr. Kingsley held management positions of increasing responsibility with Danaher Corporation, Kollmorgen Corporation and Weidmuller Incorporated.

Key Skills and Qualifications

Mr. Kingsley brings strong executive leadership and business management skills to our Board, as well as valuable experience in strategic planning, corporate development and operations analysis. He also brings significant expertise in financial reporting and corporate finance.

Other Public Company Boards

Current	Last 5 Years
IDEXX Laboratories	Cooper Industries Ltd.
Rockwell Automation Corporation	Cooper Wiring Devices, Inc.

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Scott W. Wine

Age 49

Director since 2008

Committee

•   Technology

Experience

Mr. Wine has served as Chief Executive Officer of Polaris since September 2008 and was elected to the Board in October 2008. He has been the Chairman of the Board since January 2013. Prior to joining Polaris, Mr. Wine held executive positions with United Technologies Corporation, Danaher Corp. and Allied Signal Corp. (now Honeywell International Inc.), and served as a United States naval officer. Mr. Wine serves on the board of the Greater Twin Cities United Way.

Key Skills and Qualifications

Mr. Wine’s knowledge of the all aspects of the Company’s business as its CEO, combined with his drive for innovation and excellence, position him well to serve as Chairman of the Board. In his position as a director and CEO, he plays a key role in facilitating communication and information flow between management and the Board on a regular basis.

Other Public Company Boards

Current	Past 5 Years
US Bancorp	None
Terex Corporation

Directors Continuing in Office — Class III (Term Ending 2018)

Annette K. Clayton

Age 53

Director since 2003

Independent

Committee

•   Compensation

•   Technology, Chair

Experience

Ms. Clayton has been the Chief Executive Officer and President of Schneider Electric North America, a French multinational firm specializing in energy management and automation solutions, since June 2016 and is a member of the Executive Committee. In her prior position with Schneider, she was Chief Supply Officer from May 2011 to June 2016. From 2006 to 2011, Ms. Clayton led Dell Inc.’s supply chain transformation and oversaw the global manufacturing and fulfillment operations. Prior to that, she worked for General Motors Corporation in senior management positions in engineering and production, including President, Saturn Corporation.

Key Skills and Qualifications

With experience in leading a large corporation including overseeing strategic direction and financial accountability and running large scale supply chain manufacturing companies with global presence, Ms. Clayton brings to the Board expertise in supply chain management and strategy, and global and channel expansions.

Other Public Company Boards

Current	Past 5 Years
None	None

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Kevin M. Farr

Age 59

Director since 2013
Independent

Committees

•   Audit, Chair

•   Technology

Experience

Mr. Farr has been the Executive Vice President and Chief Financial Officer of Mattel, Inc., a worldwide leader in the design, manufacture and marketing of toys and family products, since February 2000. Prior to becoming CFO, he served in multiple leadership roles at Mattel, Inc. since 1991. Before joining Mattel, Inc., Mr. Farr spent 10 years at Pricewaterhouse Coopers. He serves on the Corporate Advisory Board of the Marshall School of Business at the University of Southern California.

Key Skills and Qualifications

With his many years of experience in executive leadership roles and his financial background with a Fortune 500 company, Mr. Farr provides the Board expertise in financial operations, business development and corporate strategy and complex financial issues. As a past director for a public company, he also provides significant board experience.

Other Public Company Boards

Current	Past 5 Years
None	Beckman Coulter, Inc.

John P. Wiehoff

Age 55

Director since 2007

Lead Director

Independent

Committees

•   Compensation

•   Corporate Governance and Nominating, Chair

Experience

Mr. Wiehoff has been Chief Executive Officer and Chairman of the Board of C.H. Robinson Worldwide, a transportation, logistics and sourcing company since 2007 and previously was Chief Executive Officer of the company beginning in May 2002 and President in 1999. He has held multiple leadership roles including Chief Financial Officer since joining C.H. Robinson in 1992. Prior to that, Mr. Wiehoff was with Arthur Andersen LLP.

Key Skills and Qualifications

Mr. Wiehoff provides the Board with valuable insight in logistics and complex financial issues gained while serving as the chief executive officer and chief financial officer of a Fortune 500 company. As a director for public companies, he also has significant board experience.

Other Public Company Boards

Current	Past 5 Years
C.H. Robinson Worldwide	None
Donaldson Company, Inc.

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Compensation Discussion and Analysis

The Compensation Discussion and Analysis (the “CD&A”) describes our compensation objectives and policies and the compensation awarded to our Named Executive Officers during 2016. Our Named Executive Officers during 2016 were:

Name	Title
Scott W. Wine	Chairman of the Board and Chief Executive Officer (“CEO”)
Michael T. Speetzen	Executive Vice President – Finance and Chief Financial Officer (“CFO”)
Robert P. Mack	Senior Vice President – Corporate Development and Strategy, and President – Adjacent Markets (“Pres-AM”)
Kenneth J. Pucel	Executive Vice President – Global Operations, Engineering and Lean (“EVP”)
Stephen L. Eastman	President – Parts, Garments and Accessories (“Pres-PGA”)

Mr. Mack joined the Company on March 31, 2016.

Executive Summary

Key 2016 Company Financial Performance

2016 Compensation Decisions

During 2015 and 2016, we experienced several headwinds that impacted our key financial measures, particularly during 2016. Sales declined in the second half of 2016 as we delayed shipments of our model year 2017 ORV products to review for thermal related issues. We also incurred higher promotional and customer appreciation costs and experienced unfavorable foreign currency exchange rate movements. We saw several successes in 2016, including growth in Indian Motorcycle retail sales and a reduction in dealer inventories year-over-year. We completed the Taylor-Dunn Manufacturing Company and TAP Automotive Holdings, LLC (“TAP”) acquisitions, enhancing our position in the work and accessories markets. Our new state of the art manufacturing plant in Huntsville, Alabama began production on time and the Spirit Lake paint system completed its final upgrade.

Consistent with our compensation philosophy of paying for performance, our compensation programs closely link pay and performance. Our performance during 2015 and 2016 resulted in the following compensation actions:

•	No base salary increases were made to Named Executive Officers for 2016 except for Mr. Eastman upon his promotion.

•	The adjusted earnings per share threshold of $5.48 was not achieved during 2016 under the Senior Executive Incentive Plan, resulting in no annual incentive payouts for 2016 to our Named Executive Officers.

•	For the second year in row, Mr. Wine did not receive a payout under the annual incentive award plan. (Mr. Wine and the Compensation Committee mutually agreed to forego payment of his 2015 annual incentive.)

•	The aggregate grant date fair value of the annual long-term incentive awards granted in early 2016 to our Named Executive Officers who were with us for the entire year was below 2015 levels in response to the Company’s 2015 performance.

•	Long-term incentive awards in the form of Performance Restricted Stock Units (PRSUs) granted in 2014 to the Named Executive Officers for the 2014-2016 performance period were paid out at 13% of target, the first time since 2012 that above target performance was not achieved. The value of the payouts was further diminished by 34% based on the decline in our stock price from $125.67 on the grant date to $83.55 on the vest date.

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Return to Shareholders

Because significant portions of our executive compensation program are equity-based, the amount of compensation ultimately realized by our Named Executive Officers is closely linked to the performance of our common stock, which is reflected in the following chart which compares our annualized total shareholder return to that of the members of our 2016 Peer Group listed on page 24:

	Annualized Total Shareholder Return(1)
Percentile	1-Year	3-Year	5-Year
25th Percentile(2)	16%	(8)%	9%
Median(2)	20%	1%	13%
75th Percentile(2)	50%	15%	21%
Polaris Industries	(2)%	(16)%	10%
Polaris Percentile	3%	Minimum	31%

(1)	1-Year, 3-Year and 5-Year Total Shareholder Return are annualized total shareholder rates of return reflecting the stock price appreciation plus reinvestment of dividends, as of December 31, 2016.
(2)	These percentiles represent Total Shareholder Return of the members of our 2016 Peer Group listed on page 24.

Year-End Stock Price in Relation to CEO Pay

The chart below illustrates our pay for performance philosophy and the directional relationship between our stock price as measured on the last day of the applicable fiscal year, and Mr. Wine’s total direct compensation as disclosed in the Summary Compensation Table for the applicable year.

Our 2015 Say on Pay Results and Shareholder Outreach

Shareholders approved on an advisory basis the Company’s Say on Pay proposal at our 2016 Annual Meeting of Shareholders with 81.7% of the votes cast (excluding abstentions) in favor of the compensation paid to our Named Executive Officers. As a result of this lower vote as compared to prior years, the Compensation Committee began in late 2016 an annual shareholder outreach program to discuss our executive compensation programs, policies and practices with some of our largest shareholders. The outreach program is designed to maintain an ongoing relationship with investors to better understand their issues and perspectives on the Company, including executive compensation practices. We plan to continue the outreach program in the years to come. To the extent the Compensation Committee receives specific comments about executive compensation policies or practices, it will take them into consideration when making its decisions.

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Objectives of Our Compensation Program

Our executive compensation philosophy aligns executive compensation decisions with our desired business direction, strategy and performance. The primary objectives and priorities of the compensation program for our Named Executive Officers are the following:

•	Pay for Performance: Emphasize variable compensation that is tied to our financial and stock price performance in an effort to generate and reward superior individual and collective performance;

•	Shareholder Alignment: Link executives’ incentive goals with the interests of our shareholders by providing equity-based forms of compensation and establishing specific stock ownership guidelines for employees in key management positions throughout our Company;

•	Long-Term Success: Support and reward executives for consistent performance over time and achievement of our long-term strategic goals; and

•	Retention: Attract and retain highly qualified executives whose abilities are critical to our success and competitive advantage.

To achieve these objectives, we have designed an executive compensation program that is significantly weighted towards long-term goals. This approach aids us in the retention of executive officers and assures that the interests of our executive officers and shareholders are aligned. Although the program emphasizes performance-based and equity-based compensation as a percentage of total direct compensation (base salary and annual and long-term incentives), we do not, however, have specific policies governing the allocation of the total direct compensation opportunity among its various components. The following charts illustrate the percentage of the 2016 target total direct compensation opportunity for Mr. Wine and the other Named Executive Officers who were with us for all of 2016 as a group represented by each compensation component:

*	Base salary, target annual incentive and grant date fair value of long-term incentives.
**	Mr. Mack was excluded from the chart because he commenced employment on March 31, 2016 and does not have a full year of compensation data.

We believe that our compensation policies and practices are designed to mitigate compensation-related risks to the Company’s long-term performance, ethical standards and reputation. The table below illustrates some of those policies and practices.

What We Do	What We Don’t Do
Majority of pay is performance-based and not guaranteed	Generally do not have employment contracts
Appropriate balance between short-term and long-term compensation to discourage short-term risk taking	No repricing or back dating of stock options
Require “double trigger” change in control and termination of employment provisions in equity awards granted after May 1, 2015	No hedging and short sales by executive officers and Directors
Clawback policy allows recovery of cash- or equity-based incentive compensation payments when warranted	No dividends or dividend equivalents on unearned restricted stock or restricted stock units
Utilize an independent compensation consultant	No excise tax gross-ups upon a change in control
Mitigate undue risk in compensation programs	No excessive perquisites for executives

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Tracking of Long-Term Incentives

The following table summarizes equity awards granted during the past three years to our Named Executive Officers, and is provided to assist in distinguishing the grant date fair value of these awards as reported in the Summary Compensation Table on page 32 from the intrinsic value of those awards at the most recent year-end. Mr. Mack joined the Company in 2016 and Mr. Speetzen joined in 2015. Mr. Eastman was not a Named Executive Officer in 2014. As evidenced in this table, our compensation design rewards executives when performance warrants it, and provides below market value when performance does not meet expectations.

		2014 Awards			2015 Awards			2016 Awards			Total
		Grant Date Fair Value ($)	Vested & “In the Money” ($)	Unvested or “At Risk” ($)	Grant Date Fair Value ($)	Vested & “In the Money” ($)	Unvested or “At Risk” ($)	Grant Date Fair Value ($)	Vested & “In the Money” ($)	Unvested or “At Risk” ($)	Aggregate Grant Date Fair Value ($)	Aggregate Vested & “In the Money” ($)	Aggregate Unvested or “At Risk” ($)
Mr. Wine	PRSU	2,387,730	206,369	—	2,900,048	—	1,629,509	1,307,032	—	1,534,431	6,594,810	206,369	3,163,940
	Stock Options	3,999,085	—	—	3,094,026	—	—	3,089,501	—	2,600,730	10,182,612	—	2,600,730
Mr. Speetzen	PRSU				515,577	—	318,190	300,020	—	352,217	815,597	—	670,407
	Stock Options				380,021	—	—	1,421,461	—	1,196,580	1,801,482	—	1,196,580
Mr. Mack	PRSU							149,985	—	125,480	149,985	—	125,480
	Stock Options							597,214	—	—	597,214	—	—
Mr. Pucel	PRSU	437,469	30,830	—	880,073	—	494,505	442,836	—	519,881	1,760,378	30,830	1,014,386
	Stock Options	1,767,258	—	—	946,408	—	—	2,088,677	—	1,758,240	4,802,342	—	1,758,240
Mr. Eastman	PRSU				1,786,247	—	1,003,675	1,772,711	—	1,812,992	3,558,958	—	2,816,667
	Stock Options				327,603	—	—	333,608	—	280,830	661,211	—	280,830

The values in the table above represent the intrinsic value of vested and unvested awards granted each year. The intrinsic value of a stock option award equals the number of vested or unvested shares, as the case may be, multiplied by the difference between the exercise price of the stock option and the closing price of a share of our common stock on December 30, 2016, the last business day of the year, which was $82.39. For stock options whose exercise price is higher than the closing price of $82.39, there is no intrinsic value. No PRSUs granted in 2015 and 2016 were vested as of December 31, 2016. The intrinsic value of a PRSU award granted in 2015 and 2016 is equal to the target number of PRSUs multiplied by the December 30, 2016 closing price of $82.39. The value of the vested PRSU award granted in 2014 equals the number of units earned by the Named Executive Officer as certified by the Compensation Committee multiplied by the stock closing of price of $83.55 on January 30, 2017, the vesting date.

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Executive Compensation Program Components

Compensation Type	Compensation Component	Purpose	Key Features
Fixed	Base Salary	• Provide a fixed level of compensation on which executive officers can rely	• Salary levels set based on an assessment of:
– Level of responsibility
– Experience and time in position
– Individual performance
– Future potential
– Salary level relative to market median
– Internal pay equity considerations
• Salary levels are reviewed annually by the Compensation Committee and adjusted as appropriate
Variable	Annual Cash Incentive (Senior Executive Plan)

•  Provide explicit incentives to achieve or exceed annual budgeted earnings per share or other desired performance objectives

•  Link pay to performance

•  Align performance objectives with interests of our shareholders

•  Target incentive opportunity expressed as a percentage of executive officer’s base salary, based on responsibilities of position, expected level of contribution and consideration of market data

•  Maximum potential payouts established for purposes of Section 162(m) based on attainment of specified levels of financial performance

•  Actual payouts may be less than or equal to maximum potential payouts based on degree to which financial performance objectives are achieved and on consideration of other Company, business unit and individual performance factors, and are determined by the Compensation Committee

Long-Term Incentives (Stock Options, Restricted Stock Units, Restricted Stock, and Performance Restricted Stock Units)

•  Provide executive officers with incentives to achieve multi-year financial and operational objectives

•  Link pay to financial, operational and stock price performance

•  Align executive officers’ interests with the interests of our shareholders

•  Equity based performance awards (PRSUs) are earned based on the degree to which specified financial objectives are attained over a three-year performance period

•  Target incentive opportunity based on responsibilities of position, expected level of contribution and consideration of market data

•  Stock options provide value to executive officers only if stock price increases over the stock option term, generally ten years

•  Restricted stock vests upon attainment of specified multi-year financial objectives and/or completion of a specified period of employment

•  All grants are approved by the Compensation Committee

•  Actual earned shares are determined by the Compensation Committee

Other	Benefits and Perquisites

•  Provide an overall compensation package that is competitive with those offered by companies with whom we compete for executive talent

•  Provide a level of retirement income and promote retirement savings in a tax-efficient manner

•  Participation in 401(k) plan and health and welfare plans on same terms as employees generally

•  Executive officers may participate in a non-qualified supplemental retirement savings plan and will receive an employer match up to 5% on base salary and Senior Executive Plan deferral contributions when their 401(k) participation has been limited by IRS annual contribution rules

•  Perquisites described on page 29

Post-Employment Compensation (Severance and Change in Control Arrangements)

•  Enable executive officers to evaluate potential transactions focused on shareholder interests

•  Provide continuity of management

•  Provide a bridge to next professional opportunity in the event of an involuntary termination

•  Double-trigger change in control severance arrangements

•  Double-trigger accelerated vesting of equity awards upon change in control for awards granted after May 2015

•  Severance for termination by the Company without cause (or for good reason resignation by the CEO)

•  Non-compete and non-solicitation restrictions following termination of employment

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Determining Executive Compensation

Compensation Committee Process

The Compensation Committee is responsible for the review and approval of all aspects of our executive compensation program. The Compensation Committee meets in January or February of each year to: (i) establish the annual base salary and annual incentive compensation opportunity for each of the executive officers for the current year; (ii) determine the actual annual incentive compensation to be paid to each executive officer for services provided during the prior year; (iii) establish plan targets and performance measures for the three-year performance period beginning on January 1 of the current year for long-term incentive awards; (iv) determine the number of PRSUs earned, if any, under the long-term incentive program for the three-year performance period ended on the immediately preceding December 31st; and (v) determine stock option awards and any other equity-based awards to be granted to executive officers.

When making individual compensation decisions for the executive officers, the Compensation Committee takes many factors into account. These factors include subjective and objective considerations of each individual’s skills, performance and level of contribution towards desired business objectives, our overall performance, retention concerns, the individual’s tenure and experience with our Company and in his or her current position, the recommendations of management, the individual’s current and historical compensation, the Compensation Committee’s compensation philosophy, and comparisons to other comparably situated executive officers (both those of the Company and those of the peer group companies). The Compensation Committee’s process utilizes input, analysis and review from a number of sources, including our management, other independent directors of the Board, the Compensation Committee’s independent compensation consultant, and market studies and other comparative compensation information as discussed below.

The Compensation Committee uses this information in conjunction with its own review of the various components of our executive compensation program to determine the base salary and annual and long-term incentive targets and opportunities of the executive officers as a group and individually.

Role of Executive Officers in Determining Compensation

The Compensation Committee meets with our CEO annually to review the performance of our other executive officers. The meeting includes an in-depth review of each executive officer, achievement of individual performance objectives established at the beginning of the year and individual contributions towards achievement of our business goals. A summary of the performance review is presented to the full Board each year.

The Compensation Committee considers input from our CEO, EVP, CFO, and Senior VP–Chief Human Resources Officer (“SVP–CHRO”) when developing and selecting metrics and performance objectives for our Senior Executive Plan and long-term incentive program, and evaluating performance against such pre-established metrics and objectives. The Compensation Committee also receives recommendations from our CEO, with the assistance of our SVP–CHRO (for executive officers other than himself), regarding base salary amounts, annual incentive award amounts and equity-based incentive awards for our other executive officers. In determining the CEO’s compensation, the Compensation Committee considers comparative compensation information and input from its independent compensation consultant.

Role of the Compensation Consultant

Willis Towers Watson provides the Compensation Committee with an annual compensation market analysis for the executive officers and directors; makes recommendations on the executive pay programs; reviews, participates and comments on executive and board compensation matters; and provides updates on regulatory changes in compensation related issues and other developments and trends in executive compensation.

Market Competitiveness Review

The compensation consultant and the Compensation Committee periodically review the composition of the peer group of companies about which competitive compensation data is obtained. For purposes of setting 2016 compensation, we used the same peer group as was used in 2015 with the exception of the removal of Pall Corporation which was acquired by Danaher Corporation in May 2015. Both management and the Compensation Committee believe that this peer group of 22 companies (the “Peer Group”) provided a robust statistical set of compensation data to serve as a basis for 2016 compensation decisions. In connection with compensation decisions made for 2016, Willis Towers Watson utilized compensation data from the Willis Towers Watson 2015 General Industry Executive Compensation Database and our Peer Group companies in the market review.

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The companies comprising the Peer Group used to establish the 2016 compensation opportunities of the executive officers are listed below:

2016 Peer Group
Terex Corporation	The Timken Company	Thor Industries, Inc	Donaldson Company, Inc.
Borg Warner, Inc.	Flowserve Corporation	Regal Beloit Corporation	The Toro Company
Jarden Corporation	Pentair, Ltd.	Snap-On, Inc.	IDEX Corporation
Mattel, Inc.	Hasbro Inc.	Leggett & Platt, Incorporated	H.B. Fuller Company
Harley-Davidson, Inc.	The Valspar Corporation	Kennametal Inc.	Arctic Cat, Inc.
SPX Corporation	Brunswick Corporation

The following table summarizes our scale relative to our 2016 industry peer group as of December 31, 2016.

2016 Peer Group Comparison
	Revenue ($)	Market Cap ($)	Employees (#)
25th Percentile	2,670	4,890	11,180
Median	4,560	6,535	14,900
75th Percentile	5,995	9,940	26,200
Polaris	4,595	5,278	10,586
Polaris Percentile	55%	30%	24%

The reports furnished by compensation consultants provide the Compensation Committee with market information at the median and 75th percentiles for each executive officer position and pay component, and for total direct compensation, and compare the actual and target compensation provided and intended to be provided to each executive officer to the market amounts, which consider both the peer group data and the data contained in the surveys. This market information is an important element reviewed by the Compensation Committee, which generally intends to target base salaries for our executive officers at the market median for comparable positions as set forth in the report. However, for an executive officer who is new in his or her position and job-level, the Compensation Committee’s philosophy is to set a base salary below the market median, and to move it toward the median over an appropriate period of time, assuming performance warrants such increases. The elements of annual and long-term incentive opportunities of total direct compensation are based on responsibilities of position, expected level of contribution and consideration of market data. The Compensation Committee can and does, however, use discretion to adjust a component of pay, or total direct compensation generally, above or below these ranges to recognize the specific circumstances of individual executive officers.

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2016 Compensation Decisions

2016 Base Salaries

The Summary Compensation Table on page 32 sets forth the actual base salary earned by each of our Named Executive Officers during 2016. There were no base salary increases for the Named Executive Officers in 2016 except for Mr. Eastman who received one upon his promotion in April 2016.

The following table reflects the annualized base salaries as established by the Compensation Committee for Messrs. Wine, Speetzen, Mack, Pucel and Eastman for 2016.

Name	Annualized Base Salary in 2016	Percentage Increase (%)
Scott W. Wine	985,000	0
Michael T. Speetzen	550,000	0
Robert P. Mack	400,000	N/A
Kenneth J. Pucel	600,000	0
Stephen L. Eastman	400,000	6.7

The base salary for Mr. Mack was established in negotiations in connection with the commencement of his employment with us.

2016 Annual Incentive Compensation

Overview

Our Named Executive Officers and other members of senior management selected by the Compensation Committee are eligible to earn annual cash incentive compensation under our Senior Executive Plan (“SEP”), rather than under our broad-based annual profit sharing plan. Cash incentives to participants in the SEP are payable only if and to the degree we achieve annual financial performance objectives determined by the Compensation Committee. In order to qualify compensation paid under the SEP as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code, SEP participants are entitled to receive a maximum payout amount upon achievement of a minimum performance condition approved by the Committee, which then uses its negative discretion to determine the actual payout amounts. For 2016, the maximum payouts as a percentage of base salary were set by the Committee at 250% for Mr. Wine and at 200% for Messrs. Speetzen, Pucel, and Eastman, and the minimum performance condition was set at $5.48 of adjusted earnings per diluted share. Performance below that level would result in no payout to our Named Executive Officers, which is what occurred during 2016.

In determining whether and to what degree to exercise its discretion to approve payments that are less than the maximum, the Compensation Committee gives primary consideration to the level of achievement of performance metrics it selects for inclusion in a performance matrix. For 2016, the Compensation Committee selected adjusted earnings per diluted share (“Adjusted EPS”) and our inventory level at year-end as the performance metrics for this purpose. The Adjusted EPS metric had a 75% weighting and was chosen because it is a well-understood financial measure communicated in the public disclosure of our financial results, is used in determining payouts under our broad-based annual profit sharing plan, and is believed to significantly influence our stock price performance. The 2016 adjustments reflected in this metric as compared to the most directly comparable GAAP financial measure consisted of acquisition costs, integration expenses and an inventory step-up related to our acquisition of TAP . The inventory metric had a 25% weighting and was chosen because of the importance of managing inventory levels.

The resulting performance matrix specified recommended annual incentive payouts as a percentage of base salary for each Named Executive Officer, depending upon the level of achievement on each of the performance metrics. The percentage utilized for each Named Executive Officer for these purposes was based on the respective Named Executive Officer’s level of responsibility, expected level of contribution and the Compensation Committee’s general intention to target annual incentive compensation between the market median and the 75th percentile levels for comparable positions when financial targets are achieved. The following chart summarizes these percentages for each Named Executive Officer employed by us for all of 2016 :

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As disclosed in the above chart, the incremental changes in pay for performance above and below target level on each metric disproportionately penalize the failure to achieve target level performance.

Consistent with our pay-for-performance philosophy, the Compensation Committee sets challenging objectives for each of the metrics incorporated in the matrix, with the target Adjusted EPS performance goal 1.5% greater than the amount achieved in 2015, and the target inventory goal 12.9% less than our 2015 year-end inventory level. The 2016 performance goals that were incorporated into the matrix are summarized in the following table:

	Adjusted EPS	Gross Inventory Level
Threshold	$5.48	$680 million
Target	$6.85	$650 million
Maximum	$8.29	$600 million

As noted previously, because the threshold Adjusted EPS of $5.48 was not achieved, no payouts were made under the SEP to the Named Executive Officer for 2016.

Additional Incentive and Bonus Arrangements

As part of the negotiated compensation arrangements when Mr. Mack commenced employment with us, and in light of his foregoing an annual bonus for 2016 from his former employer and the desire to maintain a similar bonus structure as other executives, the Committee agreed to pay him a guaranteed minimum bonus of $320,000 for 2016.

2016 Long-Term Compensation

Overview

Long-term compensation annually awarded by the Compensation Committee in recent years has emphasized performance-based equity vehicles, consisting of annual awards of stock options and performance-based restricted stock units (PRSUs). From time to time, supplemental equity awards are granted on a selective and limited basis, generally in connection with promotions, individual outstanding performance and ability to effect desired performance results, hiring of new executives and retention situations. These supplemental awards are discussed in the applicable section based on award type. All equity-based awards are granted under our Amended and Restated 2007 Omnibus Incentive Plan (the “Omnibus Plan”).

The Compensation Committee has chosen to provide a mix of stock options and PRSUs for its annual long-term incentive equity awards because it believes such a combination effectively aligns the financial interest of our executive officers with those of our shareholders. Stock options provide value only to the extent that the price of our common stock has appreciated over the option term, and PRSUs may be earned and settled in shares of our common stock or, if elected by the executive officer, deferred into the Supplemental Retirement/Savings Plan (“SERP”), but only if and to the extent that we achieve over a three-year performance period financial performance objectives that are believed to correlate well with stock price performance.

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The Compensation Committee provides a variable blended ratio between the types of awards depending on the desired performance outcome, which for 2016 shifted more towards options to place a greater emphasis on stock price performance and alignment with shareholders. The grant date fair value of annual 2016 long-term incentive awards granted to our Named Executive Officers (excluding the impact of supplemental awards) was allocated 70% to stock options and 30% to PRSUs with the exception of Mr. Mack, whose allocation was 80% stock options and 20% PRSUs. The grant date fair value of target incentive opportunities varies based on responsibilities of position, expected level of contribution, company performance and consideration of market data.

Performance Restricted Stock Unit Awards (PRSUs)

PRSUs granted in 2016 may be earned during the course of the 2016-2018 performance period based on level of achievement against the performance objectives specified at the beginning of the performance period. In determining the performance objectives for the 2016 PRSU awards, the Compensation Committee evaluated the external economic environment, the anticipated demand for the products we sell and our long-term business plan. All earned PRSUs will either vest and be paid out in the form of one share for each earned and vested PRSU or, if elected by the executive officer, the receipt of the shares may be deferred such that each resulting deferred stock unit represents the right to receive one share of common stock upon the settlement date elected by the Named Executive Officer under the SERP. Amounts deemed invested in deferred stock units in the SERP may be transferred into an alternative investment account in the SERP after a period of six months and one day.

In order to qualify the compensation associated with PRSU awards as deductible performance-based compensation under Section 162(m), Named Executive Officers that receive PRSU awards may earn a maximum number of PRSUs upon achievement of a minimum performance condition approved by the Compensation Committee, which then uses its negative discretion to determine the lesser number of PRSUs that will actually vest and be paid out. For the 2016-2018 performance period, the maximum number of PRSUs that each Named Executive Officer may earn was set by the Compensation Committee at 200% of the target level, and the minimum performance condition established as a 12% return on invested capital (“ROIC”) for the last year of that performance period. For 2016 PRSU awards, ROIC is calculated by dividing the Company’s net income from continuing operations by the Company’s average total assets minus current liabilities. Performance below that level would result in no PRSUs vesting and being paid out.

In determining whether and to what degree to exercise its discretion to approve the vesting and payout of a number of PRSUs that is less than the maximum, the Compensation Committee bases it determination on the degree to which performance goals involving our sales, operating income as a percentage of sales, and net income from continuing operations for the last year of the 2016-2018 performance period are achieved. The target performance levels for these performance goals reflect a six percent annual compounded growth in sales and eight percent annual compounded growth in net income as compared to 2015 sales of $4,719.3 million and net income from continuing operations of $455.4 million, as well as a 30 basis point expansion of operating income as a percentage of sales as compared to 15.2% for 2015. The threshold, target and maximum performance levels and the relative weightings of the performance goals to be used for purposes of calculating recommended payout amounts are summarized in the following charts:

(1)	Percentage earned for performance between any of the specified levels will be determined on a pro rata basis.

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For the PRSU awards made during 2016, the following table summarizes the recommended PRSU threshold, target and maximum payouts for each Named Executive Officer:

PRSU PERFORMANCE PERIOD 2016-2018

Name	Threshold Stock Units (#)	Target Stock Units (#)	Maximum Stock Units (#)
Scott W. Wine	2,328	18,624	37,248
Michael T. Speetzen	534	4,275	8,550
Robert P. Mack	190	1,523	3,046
Kenneth J. Pucel	789	6,310	12,620
Stephen L. Eastman	251	2,005	4,010

As an example of how Mr. Wine’s PRSUs will be determined to be earned and vested, assume that the 2018 return on invested capital is greater than 12%, meaning that the maximum number of earned PRSUs would be 37,248. The Compensation Committee would then expect to exercise its discretion to adjust that number downward based on the Company’s performance against the additional financial goals. If net income from continuing operations in 2018 is $565 million, operating income as a percentage of sales in 2018 is 15.0% and sales in 2018 is $5,620 million, then the adjusted number of earned PRSUs that would be eligible to vest and be settled in an equal number of shares (or, if elected, deferred into the SERP) would be determined as follows:

18,624 (# of target stock units) x (50% + 12.5% + 25%) = 16,296 units

PRSUs earned and vested or deferred by the Named Executive Officers for the 2014-2016 performance period are summarized in the Option Exercises and Stock Vested in 2016 table on page 39.

In addition to the annual equity awards, Mr. Eastman was also granted 20,000 performance-based restricted stock units on December 17, 2016 in connection with his responsibilities related to the integration of TAP. Assuming continuous employment, the award will vest on February 1, 2020 if TAP achieves specified levels of revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”) as a percentage of revenue for year ending December 31, 2019. The award is split into four equal tranches and the number of units that will actually vest (if any) is dependent on the level of revenue and EBITDA achieved. If the performance goals are not achieved, the units are forfeited.

2016 Stock Option Awards

When determining the number of shares subject to a stock option award, the Compensation Committee has elected, since 2013, to use a per share value that was determined by multiplying the then-current fair market value of a share of the Company’s common stock by the same Black-Scholes percentage factor that was first calculated and used by the Company in 2013. This approach was intended to lessen the volatility in the share size of annual option awards that would result from recalculating a Black-Scholes value each year, enabling the Company to better manage its burn rate and increase predictability. However, this method of calculation, which was utilized for years 2013-2016, also caused the intended grant values of the stock option awards to vary substantially from the grant date fair values of those same awards that were based on the Black-Scholes calculations utilized for accounting purposes and disclosure in the Summary Compensation Table. For future years, the Compensation Committee intends to utilize the same Black-Scholes methodology used for accounting purposes in determining the number of shares subject to stock option awards.

The awards for Messrs. Wine, Speetzen, Pucel, and Eastman vest in two equal installments on the second and fourth anniversaries of the January 27, 2016 grant date and have an exercise price of $70.18, which is the fair market value of a share of our common stock on the date of the grant. Mr. Mack’s award also vests in two equal installments on the second and fourth anniversaries of the March 31, 2016 grant date and has an exercise price of $98.48, which is the fair market value of a share of our common stock on the date of the grant. The number of shares subject to each Named Executive Officer’s 2016 stock option award is as follows:

Named Executive Officer	Number of Shares Subject to Stock Option
Scott W. Wine	213,000
Michael T. Speetzen	49,000
Robert P. Mack	26,490
Kenneth J. Pucel	72,000
Stephen L. Eastman	23,000

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Our stock option grant practices are designed to ensure that stock option awards approved by the Compensation Committee at its January meeting will have an effective grant date occurring after our release of year-end financial results. We do not engage in the backdating, cancellation or re-pricing of stock options and have not engaged in such practices in the past.

Due to their unique roles in the Company and their ability to effect change through managing inventory levels and production costs, Messrs. Speetzen and Pucel were each granted a stock option award on January 27, 2016 in addition to the annual awards reflected in the table above. The supplemental awards to Messrs. Speetzen and Pucel involved 49,000 and 72,000 shares, respectively. The options granted have a ten-year life, vest in full on the third anniversary of the grant date and have an exercise price of $70.18, the fair market value of a share of our common stock on the date of grant.

2016 Restricted Stock Unit Awards

Mr. Mack was awarded 23,000 time-vested restricted stock units on March 31, 2016 as an incentive to join the company and in consideration of his forfeiting unvested restricted stock awards granted by his prior employer. Assuming continuous employment, 1,500, 1,500 and 20,000 units will vest on March 31, 2017, 2018 and 2019, respectively. As a recruitment incentive and as a replacement to Mr. Mack’s retirement plan with his former employer, we entered into a share value guarantee agreement with him. The agreement provides that on the date that Mr. Mack attains age 55, and assuming continuous employment with us, if the value of 20,000 shares of Polaris common stock is less than $3.5 million, the Company will pay him in cash the difference between $3.5 million and the value of the 20,000 shares. If the value of the award equals or exceeds $3.5 million, no cash payment will be made and the terms of the share value guarantee agreement will terminate. The stock value will be calculated using the closing price on the NYSE on Mr. Mack’s 55th birthday which will be in the year 2024.

Other Executive Compensation Arrangements, Policies and Practices

Health, Welfare and Retirement Benefits

We provide a full range of benefits to our Named Executive Officers, including the standard medical, dental and disability benefits generally available to our employees. We also sponsor a qualified 401(k) Plan in which our Named Executive Officers may participate on the same general basis as our employees, and which allows participants to make plan contributions on a pre-tax basis and to which we make Company-matching contributions dollar-for-dollar with employee contributions up to 5% of covered compensation.

Because the application of the annual compensation limit under Section 401(a)(17) of the Internal Revenue Code (“Code”) prevents our senior executives from fully contributing to the 401(k) Plan and receiving the full Company match, we have adopted a SERP intended to restore contributions lost because of the application of this annual compensation limit. The SERP provides executives who participate in the 401(k) Plan, including the Named Executive Officers, with the opportunity to defer up to 100% of their base salary and up to 100% of amounts payable under the Senior Executive Plan and PRSU awards by making contributions to the SERP. Typically, base salary and Senior Executive Plan deferral contributions are matched by the Company as if they had been made under the 401(k) Plan on a dollar-for-dollar basis up to 5% of covered compensation. The SERP is provided to assist executives in accumulating funds on a tax-advantaged basis for retirement and is consistent with observed competitive practices of similarly situated companies.

We do not maintain a defined benefit pension plan or a defined benefit supplemental pension plan for our executive officers.

Perquisites

We provide a limited number of perquisites and personal benefits to our executive officers, generally in an effort to remain competitive with similarly situated companies. These perquisites and personal benefits consist of:

•	Reimbursement of club entrance/initiation fees and monthly club dues;

•	Reimbursement of tax, estate and financial planning fees;

•	Supplemental family medical and dental coverage up to $100,000 a year through Ultimate Health, which covers annual expenses not covered under the basic medical and dental benefit plans that are available to Company employees generally, and reimbursement of the cost of annual physicals at the Mayo Clinic for each executive officer and spouse; and

•	Temporary use of Polaris products to encourage a first-hand understanding of the riding experience of our customers and to provide executive officers with an opportunity to evaluate product design and efficiency, along with related parts, garments and accessories. This perquisite is offered to various employees throughout the Company and the only variable is the number of products made available. The value of the temporary use of the products to each employee participating in the program is included as part of the employee’s total compensation, and the Company grosses up the amount so there is no tax impact to any of the participants.

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Severance Arrangements

We have entered into severance arrangements with the executive officers, which provide for certain benefits in the event an executive officer is involuntarily terminated without cause, terminated in connection with a change in control or, in the case of our CEO, if he terminates his employment for good reason. The severance arrangements with Messrs. Wine, Pucel, Speetzen, Mack, and Eastman were established as part of the negotiations of their initial employment terms. The severance arrangements are intended to:

•	Allow executive officers to weigh potential transactions focused on shareholder interests and not personal interests;

•	Provide executive officers with a measure of security in the event of an actual or potential change in corporate ownership or control; and

•	Provide executive officers with a bridge to their next professional opportunity.

The severance arrangements are described in more detail beginning on page 42 under the caption entitled “Potential Payments Upon Termination or Change-in-Control.”

Clawback Policy

Under our “clawback” policy, the Company may require reimbursement or cancellation of cash-based or equity-based incentive compensation awarded to any of our executive officers subject to Section 16 of the Securities Exchange Act if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, and if the award or payout was predicated upon the achievement of financial results that were restated. The policy applies to awards granted after November 1, 2010 and calls for the reimbursement or cancellation of the amount of the award or payout, net of taxes, in excess of what would have been granted or paid based on the actual results unless the Compensation Committee determines in its discretion that a lesser amount to be reimbursed or canceled is appropriate under the circumstances.

Deductibility of Compensation

Section 162(m) generally does not allow a publicly held company to take a tax deduction for compensation of more than $1 million paid in any taxable year to certain “covered employees” unless such compensation qualifies as “performance-based.” For purposes of Section 162(m), the group of “covered employees” consists of a company’s chief executive officer and its three other most highly compensated executive officers, other than the chief financial officer. The Compensation Committee generally intends to comply with the requirements of Section 162(m) with respect to compensation in excess of $1 million paid under the Senior Executive Plan, the Omnibus Plan and any other incentive arrangement in order to qualify such compensation as “performance-based” and therefore deductible under Section 162(m). However, the Compensation Committee has and may elect to provide compensation that is not deductible under Section 162(m) when that is deemed necessary or advisable in order to achieve its compensation objectives.

Stock Ownership Guidelines

The Compensation Committee believes that an important means of aligning the interests of our executive officers, including our Named Executive Officers, with the interests of our shareholders is to ensure that they own significant amounts of our common stock. The Compensation Committee adopted stock ownership guidelines which require executive officers to hold shares with a value equal to or exceeding a multiple of annual base salary as set forth in the table below. Each executive officer is expected to satisfy the stock ownership guidelines within four years following the date he or she becomes an executive officer. Executive officers are prohibited from entering into hedging transactions and are subject to restrictions on pledging Company stock as discussed on page 8.

The following chart sets forth the stock ownership of each of our Named Executive Officers relative to the stock ownership guidelines:

Name	Stock Ownership Guidelines (as a multiple of base salary)	Stock Ownership Guideline Met?
Scott W. Wine	7x	Yes
Michael T. Speetzen	4x	Yes
Kenneth J. Pucel	4x	Yes
Robert P. Mack	2x	Yes
Stephen L. Eastman	2x	Yes

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Compensation Committee Report

The Compensation Committee assists the Board in establishing a philosophy and policies regarding executive and director compensation, provides oversight of the administration of our director and executive compensation programs and administers our equity-based compensation plans, reviews the compensation of directors, Named Executive Officers and senior management, and prepares any report on executive compensation required by the rules and regulations of the SEC or other regulatory body, including this Compensation Committee Report.

In performing its oversight responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, we have recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement for the 2017 Annual Meeting of Shareholders.

COMPENSATION COMMITTEE

Gary E. Hendrickson, Chair
Annette K. Clayton
John P. Wiehoff

Compensation Risk Assessment

Management conducted a risk assessment of our employee compensation policies and practices, including those that apply to our executive officers. Management reviewed our compensation plans, program design and existing practices as well as global and local compensation policies, programs and practices applicable to all employees. Management then analyzed the likelihood and magnitude of potential risks, focusing on whether any of our compensation policies and practices varied significantly from our overall risk and reward structure, whether any such policies and practices incentivized individuals to take risks that were inconsistent with our goals, and whether any such policies and practices have resulted in establishing an inappropriate balance between short-term and long-term incentive arrangements.

Management discussed the findings of the risk assessment with the Compensation Committee. Based on the assessment, we have concluded that our compensation policies and practices are aligned with the interests of shareholders, appropriately reward pay for performance and do not create risks that are reasonably likely to have a material adverse effect on the Company.

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Executive Compensation

Summary Compensation Table

The following table shows, for the fiscal years ended December 31, 2014, 2015, and 2016, the annual compensation paid to or earned by our Named Executive Officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Scott W. Wine	2016	985,000	0	1,307,032	3,089,501	0	76,544	5,458,077
Chairman and Chief Executive	2015	982,423	0	2,900,048	3,094,026	0	137,860	7,114,357
Officer (Principal Executive Officer)	2014	968,654	0	2,387,730	3,999,085	1,326,000	132,235	8,813,704
Michael T. Speetzen(7)	2016	550,000	0	300,020	1,421,461	0	63,303	2,334,784
Executive Vice President–Finance and Chief Financial Officer (Principal Financial Officer)	2015	224,231	750,000	3,185,577	380,021	0	379,450	4,919,279
Robert P. Mack(7)	2016	295,385	420,000	2,415,025	597,214	0	30,703	3,758,327
Senior Vice President–Corporate Development and Strategy, and President of Adjacent Markets
Kenneth J. Pucel	2016	600,000	0	442,836	2,088,677	0	80,570	3,212,083
Executive Vice President–	2015	592,269	0	880,073	946,408	372,000	80,171	2,870,921
Global Operations,	2014	43,846	820,000	8,152,969	1,767,258	0	2,379	10,786,452
Engineering and Lean
Stephen L. Eastman(7)	2016	391,635	0	1,772,711	333,608	0	64,721	2,562,675
President–Parts, Garments and	2015	363,404	0	1,786,247	327,603	136,000	73,471	2,686,725
Accessories

(1)	Amounts shown in this column include elective contributions under the 401(k) Plan and SERP for Messrs. Wine, Speetzen, Mack, Pucel, and Eastman in the amounts of $313,500, $34,904, $12,308, $35,769, and $37,582, respectively.
(2)	The amount shown in this column for Mr. Speetzen represents a signing bonus of $200,000 paid upon commencement of his employment in 2015, and a guaranteed annual incentive for 2015 of $550,000 paid in early 2016. The amount shown in this column for Mr. Mack represents a signing bonus of $100,000 paid upon commencement of his employment on March 31, 2016, and a guaranteed annual incentive for 2016 of $320,000 paid in early 2017. The amount shown in this column for Mr. Pucel represents a signing bonus of $250,000 paid upon commencement of his employment on December 1, 2014, and a guaranteed annual incentive for 2014 of $570,000 paid in early 2015.
(3)	Amounts shown in this column represent the aggregate grant date fair value of PRSUs granted to each of our Named Executive Officers, and the grant date fair value of restricted stock awards and restricted stock unit awards granted to certain Named Executive Officers, in the fiscal years indicated. The calculation of the grant date fair value amounts for PRSU awards assumes target-level performance against the specified PRSU financial goals and is calculated in accordance with FASB ASC Topic 718 based on the closing market price of our common stock on the applicable measurement date for the award. If instead the amounts were calculated assuming maximum-level performance, the grant date fair value of the 2016 PRSU awards would have been as follows: for Mr. Wine, $2,614,065; for Mr. Speetzen, $600,039; for Mr. Mack; $299,970; for Mr. Pucel; $885,672; and for Mr. Eastman; $281,422. The actual value ultimately realized by our Named Executive Officers with respect to these PRSU awards will depend on our actual performance against the specified financial goals and the market value of our common stock on the vesting date , and may differ substantially from the grant date fair values shown. Mr. Eastman received an additional performance based restricted stock unit award during 2016 which either vests in full or is forfeited depending on whether or not the performance goal is achieved. The grant date fair value for this award is $1,632,000, reflecting the assumption that the performance goal will be achieved. The time-based restricted stock unit awards reported in this column for 2016 reflect the $2,265,040 grant date fair value of the restricted stock units granted in 2016 to Mr. Mack. The grant date fair value of these awards was computed in accordance with FASB ASC Topic 718, based on the closing market price of our common stock on the grant date. Additional information regarding the 2016 stock unit awards is set forth below under the caption “Grants of Plan-Based Awards in 2016” on page 34.
(4)	Amounts shown in this column represent the grant date fair value of stock option awards granted to each of our Named Executive Officers in the fiscal years indicated. Grant date fair value is calculated in accordance with the requirements of FASB ASC Topic 718 using the Black-Scholes method. The assumptions used in determining the grant date fair value of the awards are set forth in Note 2 to the financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
(5)	Amounts shown in this column represent payments under the Senior Executive Plan, and are reported for the year in which the related services were performed and the incentive amounts earned. Mr. Wine and the Compensation Committee mutually agreed to forego payment of his 2015 annual incentive. The Compensation Committee had not determined the amount of Mr. Wine’s annual incentive, but the suggested payout based on the achievement level of the applicable performance matrix was approximately $723,000. Additional information about these payments is set forth under the caption “2016 Annual Incentive Compensation” on page 25.
(6)	Amounts shown in this column include Company matching contributions to the 401(k) Plan and SERP, life insurance premiums and the aggregate incremental cost to us of the following perquisites: club dues, financial planning and tax preparation services, Ultimate Health supplemental health and dental coverage, annual physicals, the use of Company products and the receipt of related parts, garments and accessories. These perquisites are described in further detail under the caption “Perquisites” on page 29. Additional detail regarding the components of the amounts shown for 2016 for each of our Named Executive Officers is provided below in the “All Other Compensation Table.”
(7)	Mr. Mack became a Named Executive Officer in 2016. Messrs. Speetzen and Eastman first became Named Executive Officers in 2015.

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All Other Compensation Table

The following table provides additional information on the amounts reported in the All Other Compensation column of the Summary Compensation Table for 2016.

	2016 Amount of All Other Compensation ($)
	S. Wine	M. Speetzen	R. Mack	K. Pucel	M. Eastman
Financial Planning (Reimbursement)	$0	$1,700	$2,400	$4,065	$10,000
Club Initiation Fees and Monthly Dues (Reimbursement)	1,250	5,895	5,850	0	6,580
Life Insurance Policy Premiums	546	546	546	546	546
Ultimate Health Premiums	10,692	10,692	5,364	10,692	10,692
Annual Physicals (Executive and Spouse)	500	0	0	9,214	3,201
401(k) Plan Matching Contributions by Company	13,250	13,250	12,308	13,250	13,250
SERP Matching Contributions by Company	36,000	22,212	0	35,350	13,132
Use of Polaris Products(1)	6,814	6,749	2,279	4,491	5,310
Polaris Parts, Garments and Accessories(2)	7,492	2,259	1,956	2,962	2,010
Total	$76,544	$63,303	$30,703	$80,570	$64,721
(1)	Each year, the CEO is provided the use of up to16 Polaris products, the EVPs are provided the use of up to 12 Polaris products and other executive officers are provided the use of up to 10 Polaris products. The products used by our executives are either returned to the Company or purchased at a price greater than cost at the end of the defined usage period. We sell the returned products to dealers at an amount greater than cost of such products to the Company. The amount shown is the imputed value based on the estimated fair market value of the unit (or units) for the period of time that the unit was in the executive’s possession, plus the gross-up on such value.
(2)	The value shown is the cost to the Company for parts, garments, and accessories provided to each of the Named Executive Officers.

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Grants of Plan-Based Awards in 2016

The following table summarizes each grant of an equity or non-equity incentive award during 2016 to each of our Named Executive Officers.

									All Other	All Other
									Stock	Option		Grant
									Awards:	Awards:	Exercise	Date Fair
			Estimated Potential Payouts			Estimated Future Payouts			Number	Number of	or Base	Value of
			Under Non-Equity Incentive			Under Equity Incentive			of Shares	Securities	Price of	Stock and
			Plan Awards(1)			Plan Awards(2)			of Stock	Underlying	Option	Option
Name	Grant Date	Approve Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)	or Units (#)(3)	Options (#)	Awards ($/Sh)	Awards ($)(4)
Scott W.	1/27/16	1/27/16	197,000	1,231,250	2,462,500
Wine	1/27/16	1/27/16				2,328	18,624	37,248				1,307,032
	1/27/16	1/27/16								213,000	70.18	3,089,501
Michael T.	1/27/16	1/27/16	110,000	550,000	1,100,000
Speetzen	1/27/16	1/27/16				534	4,275	8,550				300,020
	1/27/16	1/27/16								49,000	70.18	710,730
	1/27/16	1/27/16								49,000	70.18	710,730
Robert P.	3/31/16	3/14/16				190	1,523	3,046				149,985
Mack	3/31/16	3/14/16								26,490	98.48	597,214
	3/31/16	3/14/16							3,000			295,440
	3/31/16	3/14/16							20,000			1,969,600
Kenneth J.	1/27/16	1/27/16	120,000	600,000	1,200,000
Pucel	1/27/16	1/27/16				789	6,310	12,620				442,836
	1/27/16	1/27/16								72,000	70.18	1,044,338
	1/27/16	1/27/16								72,000	70.18	1,044,338
Stephen L.	1/27/16	1/27/16	78,327	293,726	783,270
Eastman(5)	1/27/16	1/27/16				251	2,005	4,010				140,711
	12/17/16	12/17/16					20,000					1,632,000
	1/27/16	1/27/16								23,000	70.18	333,608
(1)	Amounts in these columns represent potential payouts under the Senior Executive Plan, which is our annual cash incentive plan, based on the achievement of specified financial and other goals. The threshold payouts are 20% of base salary and the target payouts range from 75% to 125% of base salary among our Named Executive Officers. The maximum payouts represent the maximum Section 162(m) payout amounts, which for Mr. Wine is 250% of base salary, and for Messrs. Speetzen, Pucel, and Eastman is 200% of base salary. See “2016 Annual Incentive Compensation” on page 25. These estimated payout amounts are based on each Named Executive Officer’s salary for the year in which performance occurs. No amounts were earned by or payable to any Named Executive Officer under the Senior Executive Plan for 2016. Mr. Mack did not participate in the Senior Executive Plan in 2016.
(2)	Amounts in these columns for each Named Executive Officer represent the number of PRSUs that may be earned and vested based on the degree to which the financial goals are attained. The threshold number of units that may be earned is 12.5% of target, and the maximum Section 162(m) number of units that may be earned is 200% of target. The target number of units for each individual is based on a specified dollar amount for that Named Executive Officer that was converted into stock units at a per unit price of $70.18 (Mr. Mack’s award was converted at a price of $98.48), the closing market price of a share of common stock at the applicable measurement date for the award. The additional amount in the “Target” column for Mr. Eastman represents the number of performance restricted stock units that may be earned under the supplemental PRSU award provided to him if the applicable financial goals are achieved.
(3)	Amounts in this column represent the number of restricted stock units awarded to Mr. Mack. These awards are discussed under the caption “2016 Restricted Stock Unit Awards” on page 29.
(4)	Each amount reported in this column represents the grant date fair value of the applicable award which was determined pursuant to FASB ASC Topic 718. The calculation of the grant date fair value of the PRSU awards discussed in note (2) is based upon our assessment of the most probable outcome of the respective performance conditions. The actual amounts that will be received by our Named Executive Officers with respect to these performance-based awards will be determined at the end of the performance period based upon our actual performance, which may differ from the performance that was deemed probable at the date of grant.
(5)	Mr. Eastman received a performance based restricted stock unit award of 20,000 PRSUs in connection with the integration of TAP. The award will vest if TAP achieves specified revenue and EBITDA as a percentage of revenue goals for the year ending December 31, 2019. The award is split into four equal tranches and the number of shares that will actually vest, if any, is dependent on the level of revenue and EBITDA achieved. If the performance goals are not meet, the units are forfeited.

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Additional Information About Plans and Agreements Affecting Reported Compensation

The following additional information is provided regarding various plans and agreements that affect the compensation information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards in 2016 table above.

Offer Letters

We entered into an offer letter agreement with Mr. Mack in connection with his hiring that provides for an annual base salary, subject to annual review, and generally provides for ongoing participation in incentive compensation, equity-based compensation and benefit plans. Mr. Mack’s letter agreement also provided for payment of a signing bonus that would be repayable on pro rata basis if he were to resign within twenty-four months.

Incentive Plan Awards

Senior Executive Plan

Annual cash incentive compensation awards are made to each of our Named Executive Officers and other eligible employees pursuant to the shareholder-approved Senior Executive Plan. The Senior Executive Plan provides for the payment of awards to participants selected by the Compensation Committee to the degree we, or any subsidiary, business unit or geographic region thereof, achieves performance objectives specified by the Compensation Committee at the beginning of a calendar year performance period. The performance objectives are to be based on one or more shareholder-approved business criteria specified in the Senior Executive Plan. In establishing our performance goals, the Compensation Committee provides that adjustments will be made for specified unusual events such as acquisitions, dispositions, restructurings and legal settlements. Although all awards are payable in cash, they may be denominated in cash and/or in units with a value equivalent to a share of our common stock. The maximum amount payable to any participant under the Senior Executive Plan for any one-year performance period is $2,500,000. The Senior Executive Plan is to be administered by the Compensation Committee in a manner intended to qualify awards as “performance-based compensation” for purposes of Section 162(m).

Additional information about Senior Incentive Plan awards made in 2016 to our Named Executive Officers, including the performance objectives established by the Compensation Committee and the determination of amounts to be paid, is provided under the caption “2016 Annual Incentive Compensation” on page 25. The estimated threshold, target and maximum payments under the Senior Executive Plan for 2016 are reflected in the “Estimated Potential Payouts Under Non-Equity Incentive Plan Awards” columns in the Grants of Plan-Based Awards in 2016 table above. The amounts actually paid in connection with Senior Executive Plan awards during each of the years 2014-2016 are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 32.

Equity-Based Awards

Performance Restricted Stock Units

PRSU awards are made to each of our Named Executive Officers and other eligible employees pursuant to the shareholder-approved Omnibus Plan. Performance-based awards under the Omnibus Plan are to be administered by the Compensation Committee in a manner intended to qualify awards as “performance-based compensation” for purposes of Section 162(m). The PRSU awards to participants selected by the Compensation Committee will be earned to the degree that we, or any subsidiary, business unit or geographic region thereof, achieve performance objectives specified by the Compensation Committee at the beginning of a three consecutive calendar year performance period. The performance objectives are to be based on one or more shareholder-approved business criteria specified in the Omnibus Plan. In establishing our performance goals, the Compensation Committee provides that adjustments will be made for specified unusual events such as acquisitions, dispositions, restructurings and legal settlements.

Each PRSU will be paid out in the form of one share for each PRSU determined by the Compensation Committee to have been earned and vested over the applicable performance period. If elected by the Named Executive Officer, the receipt of a share in payment of each earned unit may be deferred into the SERP such that each resulting deferred stock unit represents the right to receive one share of common stock upon the settlement date elected by the Named Executive Officer under the SERP. Amounts deemed invested in deferred stock units in the SERP may be transferred into an alternative investment account in the SERP after a period of six months and one day. Additional information about PRSU awards made in 2016 to our Named

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Executive Officers, including the performance periods and performance objectives established by the Compensation Committee, is provided under the caption “2016 Long-Term Compensation” on page 26. The estimated threshold, target and maximum awards for the 2016-2018 performance period and the grant date fair value of such awards are shown in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns in the Grants of Plan-Based Awards in 2016 table above.

PRSU awards granted in 2015 for the 2015-2017 performance period, were structured in the same manner as PRSU awards granted in 2016, with the maximum number of PRSUs subject to each award capable of being earned if we achieve a 12% return on invested capital for the last year of that performance period. The Compensation Committee does, however, have the discretion to determine that a lesser number of PRSUs shall be earned, and expects to exercise that discretion based on the degree to which goals involving our sales, operating income as a percentage of sales, and net income from continuing operations for the last year of the 2015-2017 performance period are achieved, as summarized in the following table:

	2017 Net Income from Continuing Operations ($ millions)	Percent of Target Earned (%)	2017 Operating Profit as a Percent of Sales (%)	Percent of Target Earned (%)	2017 Revenue ($ millions)	Percent of Target Earned (%)
Threshold(1)	526	25.0	16.0	12.5	5,186	12.5
Target(1)	638	50.0	17.0	25.0	5,962	25.0
Maximum(1)	727	100.0	18.0	50.0	6,813	50.0

(1)	Percentage earned for performance between any of the specified levels will be determined on a pro rata basis.

For PRSU awards granted in 2014 for the 2014-2016 performance period, we achieved a 14.9% return on invested capital, above the 12% goal required to earn the maximum number of PRSUs subject to the awards. However, for purposes of the additional goals that had been established to guide the Committee’s discretion in potentially paying out less than the maximum number of PRSUs, we achieved performance that was slightly above the threshold level for sales, and both net income from continuing operations and operating income as a percentage of sales were below the threshold, as shown in the table below. As a result of this performance, the Compensation Committee determined that the PRSU awards would be paid out at 13% of target for the 2014-2016 performance period, and the amounts received by the Named Executive Officers are summarized in the “Option Exercises and Stock Vested in 2016” table on page 39.

	2016 Net Income from Continuing Operations ($ millions)	Percent of Target Earned (%)	2016 Operating Profit as a Percent of Sales (%)	Percent of Target Earned (%)	2016 Revenue ($ millions)	Percent of Target Earned (%)
Threshold(1)	440	25.0	15.3	12.5	4,350	12.5
Target(1)	534	50.0	16.3	25.0	5,000	25.0
Maximum(1)	656	100.0	17.3	50.0	5,725	50.0
Actual	213	0.0	7.8	0.0	4,517	13.0

(1)	Percentage earned for performance between any of the specified levels will be determined on a pro rata basis.

Stock Options

Stock option awards granted under the Omnibus Plan during 2016 to employees of our Company, including our Named Executive Officers, have an exercise price equal to 100% of the fair market value of a share of our common stock on the date of grant. Each stock option granted to Messrs. Wine, Mack and Eastman and one of the stock options granted to Messrs. Speetzen and Pucel in 2016 vests and becomes exercisable as to 50% of the shares subject to the option on each of the second and fourth anniversaries of the date of grant and has a 10-year term. The second stock option granted to each of Messrs. Speetzen and Pucel vests and becomes exercisable on the third anniversary of the date of grant and has a 10-year term. If employment terminates for any reason other than disability, death or retirement, then any vested portion of the option will be exercisable for 30 days after employment ends unless terminated for cause. If employment terminates due to disability or death, then any unvested portion of the option will vest immediately and all exercisable options will remain exercisable for one year following termination of employment. If employment terminates by reason of retirement, the vested option will be exercisable for the full term of the option and the unvested portion of the option will vest immediately and remain exercisable for the full term of the option provided that the grant occurred at least 12 months prior to the retirement date and notice of retirement was given to the Company at least one-year in advance. In no event will an option be exercisable beyond the end of its original term. Upon a change in control of our Company, each outstanding option will become immediately vested and exercisable in full only if the option is not continued, assumed or replaced or if the Named Executive Officer is terminated without cause or terminates his employment for good reason within one year of the event.

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Outstanding Equity Awards at 2016 Fiscal Year-End

The following table sets forth information concerning unexercised stock option awards, unvested restricted stock awards, and unvested PRSU awards for each of the Named Executive Officers as of December 31, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(19) ($)
Scott W. Wine	25,000			10.03	02/10/2019
	130,000			38.46	01/31/2021
	180,000			65.57	02/01/2022
	81,500	81,500	(1)	86.45	01/30/2023
	50,500	50,500	(2)	125.67	01/29/2024
		85,000	(3)	146.63	01/28/2025
		213,000	(4)	70.18	01/27/2026
									2,472	(5)	203,668
									2,328	(6)	191,804
Michael T. Speetzen		12,000	(7)	133.50	08/03/2025
		49,000	(4)	70.18	01/27/2026
		49,000	(8)	70.18	01/27/2026
						10,000	(9)	823,900
									483	(10)	39,794
									534	(6)	43,996
Robert P. Mack		26,490	(11)	98.48	03/31/2026
						3,000	(12)	247,170
						20,000	(13)	1,647,800
									190	(14)	15,654
Kenneth J. Pucel	22,500	22,500	(15)	154.31	12/01/2024
		26,000	(3)	146.63	01/28/2025
		72,000	(4)	70.18	01/27/2026
		72,000	(8)	70.18	01/27/2026
						20,000	(16)	1,647,800
									750	(5)	61,793
									789	(6)	65,006
Stephen L. Eastman	15,000			68.20	02/06/2022
	6,000	6,000	(1)	86.45	01/30/2023
	5,000	5,000	(2)	125.67	01/29/2024
		9,000	(3)	146.63	01/28/2025
		23,000	(4)	70.18	01/27/2026
						10,000	(17)	823,900
						20,000	(18)	1,647,800
									273	(5)	22,492
									251	(6)	20,680

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(1)	Represents a stock option granted on January 30, 2013 under the Omnibus Plan, which will vest as to the remaining shares on the fourth anniversary of the date of grant.
(2)	Represents a stock option granted on January 29, 2014 under the Omnibus Plan, which will vest as to the remaining shares on the fourth anniversary of the date of grant.
(3)	Represents a stock option granted on January 28, 2015 under the Omnibus Plan, which will vest with respect to 50% of the shares on each of the second and fourth anniversaries of the date of grant.
(4)	Represents a stock option granted on January 27, 2016 under the Omnibus Plan, which will vest with respect to 50% of the shares on each of the second and fourth anniversaries of the date of grant.
(5)	Represents PRSU awards made on January 28, 2015 under the Omnibus Plan for the three-year performance period beginning January 1, 2015 and ending December 31, 2017 (“the 2015 PRSU Grant”). Units subject to the 2015 PRSU Grant may be earned and vested after the end of the three-year performance period and prior to March 15, 2018. The amount shown is the threshold number of units that could be earned and paid out in shares. There is no assurance that the threshold amount will be the actual amount ultimately paid.
(6)	Represents PRSU awards made on January 27, 2016 under the Omnibus Plan for the three-year performance period beginning January 1, 2016 and ending December 31, 2018 (“the 2016 PRSU Grant”). Units subject to the 2016 PRSU Grant may be earned and vested after the end of the three-year performance period and prior to March 15, 2019. The amount shown is the threshold number of units that could be earned and paid out in shares. There is no assurance that the threshold amount will be the actual amount ultimately paid.
(7)	Represents a stock option granted on August 3, 2015 under the Omnibus Plan, which will vest with respect to 50% of the shares on each of the second and fourth anniversaries of the date of grant.
(8)	Represents a stock option granted on January 27, 2016 under the Omnibus Plan, which will vest with respect to 100% of the shares on the third anniversary of the date of grant.
(9)	Represents a time-based restricted stock unit award granted on August 3, 2015 under the Omnibus Plan that will vest as to the remaining units, 50% on the second anniversary, and 50% on the third anniversary of the grant date.
(10)	Represents a PRSU award made on August 3, 2015 under the Omnibus Plan for the performance period beginning on August 3, 2015 and ending December 31, 2017. Units subject to this award may be earned and vested after the end of the performance period and prior to March 15, 2018. The amount shown is the threshold number of units that could be earned and paid out in shares. There is no assurance that the threshold amount will be the actual amount ultimately paid.
(11)	Represents a stock option granted on March 31, 2016 under the Omnibus Plan, which will vest with respect to 50% of the shares on each of the second and fourth anniversaries of the date of grant.
(12)	Represents a time-based restricted stock unit award granted on March 31, 2016 under the Omnibus Plan that will vest as to 1,500 units on the first anniversary of the grant date, and 1,500 units on the second anniversary of the grant date.
(13)	Represents a time-based restricted stock unit award granted on March 31, 2016 under the Omnibus Plan that will vest on the third anniversary of the grant date.
(14)	Represents a PRSU award made on March 31, 2016 under the Omnibus Plan for the performance period beginning March 31, 2016 and ending December 31, 2018. Units subject to this award may be earned and vested after the end of the performance period and prior to March 15, 2019. The amount shown is the threshold number of units that could be earned and paid out in shares. There is no assurance that the threshold amount will be the actual amount ultimately paid.
(15)	Represents a stock option granted on December 1, 2014 under the Omnibus Plan, which will vest as to the remaining shares on the fourth anniversary of the date of grant.
(16)	Represents a time-based restricted stock award granted on December 1, 2014 under the Omnibus Plan which will vest as to the remaining shares on the third anniversary of the grant date.
(17)	Represents a performance based restricted share award made on January 28, 2015 under the Omnibus Plan for the fiscal year 2017 performance period. The amount shown is the number of shares that will vest upon achievement of the performance goal on the third anniversary of the date of grant. If the performance goal is not achieved, the shares are forfeited.
(18)	Represents a performance based restricted stock unit award made on December 17, 2016 under the Omnibus Plan for the fiscal year 2019 performance period. Units subject to this award may be earned and will vest in four equal tranches if specific performance goals are satisfied. If the performance goals are not achieved, the units are forfeited.
(19)	These amounts are based upon our stock price of $82.39 on December 30, 2016, the last business day of the year. The actual value realized by our Named Executive Officers could be different based upon the eventual stock prices at the time of vesting.

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Option Exercises and Stock Vested in 2016

The following table provides information concerning the aggregate number of stock options exercised and shares of stock or stock units that vested for each of our Named Executive Officers during 2016, and the aggregate dollar values realized by each of our Named Executive Officers upon such event.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)		Value Realized on Vesting ($)(3)
Scott W. Wine	50,000	3,449,500	14,470	(4)	1,092,449
Michael T. Speetzen	0	0	10,000	(5)	940,700
Robert P. Mack	0	0	0		0
Kenneth J. Pucel	0	0	10,369	(6)	938,030
Stephen L. Eastman	0	0	236	(7)	19,718
(1)	Amounts shown in this column are based on the difference between the fair market value of a share of our common stock on the date of exercise and the exercise price.
(2)	Amounts shown in this column include shares subject to restricted stock awards granted to Messrs. Wine, Speetzen, and Pucel that vested during 2016, and shares that were issuable to Messrs. Wine, Pucel, and Eastman in settlement of PRSUs that were earned as of December 31, 2016 for the 2014-2016 performance period. As indicated in subsequent footnotes, two of these individuals elected to defer receipt of some or all of the settlement shares, with an equivalent number of deferred stock units then credited to the company stock fund in his SERP account. The terms of the deferrals are as described below under the caption “Nonqualified Deferred Compensation in 2016.”
(3)	Amounts shown in this column are based on fair market value of a share of our common stock on the applicable vesting date. The PRSUs that were earned as of December 31, 2016 vested on January 30, 2017, upon the Compensation Committee’s certification that the applicable performance goals had been satisfied.
(4)	This amount represents 12,000 shares of restricted stock that vested on January 31, 2016 valued at $73.84 per share, and 2,470 PRSUs that vested on January 30, 2017 valued at $83.55 per share. Mr. Wine elected to defer receipt of 2,470 of the settlement shares.
(5)	This amount represents 10,000 restricted stock units that vested on August 3, 2016 valued at $94.07 per share.
(6)	This amount represents 10,000 shares of restricted stock that vested on December 1, 2016 valued at $90.72 per share, and 369 PRSUs that vested on January 30, 2017 valued at $83.55 per share.
(7)	This amount represents 236 PRSUs that vested on January 30, 2017 valued at $83.55 per share. Mr. Eastman elected to defer receipt of 118 of the settlement shares.

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Nonqualified Deferred Compensation in 2016

The following table sets forth information regarding the contributions by each Named Executive Officer and the Company to the SERP, as well as information regarding earnings, aggregate withdrawals and distributions and balances under the SERP, for each Named Executive Officer as of and for the fiscal year ended December 31, 2016.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Scott W. Wine	295,500	36,000	(25,306)	0	15,611,544
Michael T. Speetzen	27,500	22,212	2,048	0	51,760
Robert P. Mack	0	0	0	0	0
Kenneth J. Pucel	48,600	35,350	10,527	0	145,885
Stephen L. Eastman	182,597	13,132	54,760	0	676,608

(1)	These amounts represent elective contributions into the SERP during 2016 of a portion of base salary earned during 2016 and a portion of the incentive compensation payable during 2016 under the Senior Executive Plan and/or pursuant to the PRSU awards by or to each of the Named Executive Officers. The amount of any base salary deferred is included in the amount reported in the 2016 salary column of the Summary Compensation Table and the amount of any annual incentive deferred is included in the amount reported in the 2015 non-equity incentive plan compensation column of the Summary Compensation Table. The amount of any PRSU settlement that is deferred does not necessarily correspond to the grant date fair value of that PRSU award reported in the Summary Compensation Table in the year the award was granted. Deferrals related to amounts otherwise payable in 2017 (even if considered earned in 2016) will be shown as executive contributions for 2017.
(2)	These amounts represent Company matching contributions to the SERP during 2016. The amount in this column for each Named Executive Officer is included in the “All Other Compensation” column of the Summary Compensation Table for 2016.
(3)	These amounts represent earnings (losses) during 2016 credited to (deducted from) the respective Named Executive Officers’ SERP accounts. None of these amounts are included in compensation reported in the Summary Compensation Table because none of the earnings are considered to be “above market.”
(4)	Of the aggregate balances shown, the following amounts were previously reported as salary, annual incentive compensation, LTIP award compensation or all other compensation in Summary Compensation Tables covering fiscal years 2008–2015: Mr. Wine, $12,145,156 ; Mr. Pucel, $52,535 ; and Mr. Eastman, $266,344 . Mr. Speetzen was not eligible to participate in the SERP in 2015. Mr. Mack first became a Named Executive Officer in 2016 and Mr. Eastman in 2015.

We sponsor a 401(k) Plan that allows employees to make plan contributions on a pre-tax basis. Employees are automatically enrolled at 5% of covered compensation and can affirmatively elect to contribute 0-50% of covered compensation into the 401(k) Plan. We match employee contributions dollar-for-dollar up to 5% of base salary and Senior Executive Plan deferrals. Although Named Executive Officers are eligible to participate in the 401(k) Plan, the application of the annual compensation limit under Section 401(a)(17) of the Code prevents Named Executive Officers from fully contributing to the 401(k) Plan and receiving the full Company match. The SERP provides executives who participate in the 401(k) Plan with the opportunity to defer up to net 100% of their base salary and up to 100% of amounts payable under the Senior Executive Plan and PRSUs into the SERP. Typically, base salary and Senior Executive Plan deferral contributions are matched by the Company as if they had been made under the 401(k) Plan on a dollar-for-dollar basis up to 5% of covered compensation. The SERP is intended solely to restore contributions lost because of the application of the annual compensation limit under Section 401(a)(17) of the Code to the 401(k) Plan.

The SERP account of each Named Executive Officer is deemed to be invested in the fund(s) designated by the Named Executive Officer. For this purpose, the Named Executive Officers may choose among the same funds that are available to our employees generally under the 401(k) Plan. Deemed investment earnings and losses are applied to each Named Executive Officer’s SERP account based upon the performance of the applicable investment fund. At December 31, 2016, accounts of the Named Executive Officers were deemed to be invested in the following funds:

American Funds® EuroPacific Growth Fund® Class R-6	Vanguard Institutional Index Fund Institutional Shares
Fidelity Investments Money Market Treasury Only – Institutional Class	Vanguard Mid-Cap Index Fund Institutional Shares
Metropolitan West Total Return Bond Fund Plan Class	Vanguard Small-Cap Index Fund Institutional Shares
Polaris Stock Fund	Vanguard Target Retirement 2030 Trust II
T. Rowe Price International Discovery Fund I Class	Vanguard Total Bond Market Index Fund

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The Named Executive Officers may elect a distribution option annually prior to the beginning of the applicable earnings period under the SERP. The Named Executive Officers may elect to receive distributions (i) six months following separation of service or one year after separation of service; (ii) upon the attainment of a certain age, designated by the Named Executive Officer, between 59 ½ and 70 ½, provided that the Named Executive Officer will not attain the designated age for at least three years after his election; or (iii) the earlier or later of (i) or (ii). Named Executive Officers may elect to receive the distribution in a lump sum or in monthly, quarterly or annual installments over a period not to exceed 10 years. If the installment method is elected, the Named Executive Officer’s account will continue to be credited with a prorated amount of deemed investment earnings and losses during the installment period.

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Potential Payments Upon Termination or Change-In-Control

Our Named Executive Officers are eligible to receive certain payments and benefits in the event of termination of their employment, including following a change in control, and upon a change in control pursuant to severance arrangements and equity award agreements with the Company.

Severance Arrangements with Named Executive Officers

We have entered into severance arrangements with our Named Executive Officers, which provide certain benefits to the Named Executive Officers upon their termination of employment under certain circumstances, including following a “change in control.” For this purpose, a “change in control” is deemed to occur if:

•	There is a substantial change in the composition of the Board which causes at least one-half of the Board to consist of new directors that were not nominated by the Company; or

•	A third party acquires ownership of 35% or more of our common stock, unless such acquisition is approved by the Company; or

•	We engage in certain extraordinary corporate events (such as a liquidation, dissolution, reorganization, merger or sale of all or substantially all of our assets), unless we are the surviving entity after such transaction or at least one-half of our Board continue to serve as directors of the surviving entity after such transaction, as applicable.

Under the severance arrangements, a Named Executive Officer will be considered to have been terminated without cause if he or she is terminated other than for willful and continued nonperformance, conviction of a felony or other misconduct or detrimental actions as specified in the applicable agreement. A Named Executive Officer will be considered to have terminated his or her employment for good reason if he or she terminates employment due to a material reduction in title, authority, responsibilities or base compensation, a material change in the location of his or her principal place of employment or nonperformance by the Company of any material obligations owed to him or her, all as specified in the applicable agreement.

Severance, Proprietary Information and Noncompetition Agreement with Mr. Wine

At December 31, 2016, we were a party to a severance, proprietary information and noncompetition agreement with Mr. Wine, our Chairman and CEO, dated September 1, 2008 (“Wine Severance Agreement”). The terms of the Wine Severance Agreement were established during the negotiations leading to his employment by the Company as our CEO. Mr. Wine is entitled to certain payments and benefits under the Wine Severance Agreement if his employment is terminated without cause or if he terminates his employment with good reason. The magnitude of the payments and benefits is dependent upon whether or not the termination was upon or within 24 months following a change in control (referred to as a “change in control termination” if occurring within that 24 month period).

Change in Control Related Payments

In the event of a change in control termination, Mr. Wine is entitled to receive:

•	A lump sum payment equal to two times his average annual cash compensation (including base salary and cash incentives under the Senior Executive Plan) for the three fiscal years preceding the change in control termination;

•	Any earned but unpaid cash incentive award under the Senior Executive Plan;

•	If the termination occurs during the fiscal year after June 30, a payment of the amount of the average cash incentive award under the Senior Executive Plan paid to him for the three fiscal years immediately preceding the change in control, prorated for the full number of months actually worked in the current fiscal year prior to the termination.

Non-Change in Control Termination Related Payments

In the case of a termination not in connection with a change in control, Mr. Wine is entitled to receive:

•	The sum of (i) 100% of his annual base salary as of the termination date plus (ii) the amount of the cash incentive award paid to him under the Senior Executive Plan for the fiscal year immediately preceding the fiscal year in which the termination takes place payable over a period of one year;

•	Any earned but unpaid cash incentive award under the Senior Executive Plan;

•	If the termination occurs during the fiscal year after June 30, payment of an amount equal to the cash incentive award under the Senior Executive Plan paid to him for the fiscal year immediately preceding the fiscal year in which the termination takes place, prorated for the full number of months actually worked in the current fiscal year prior to the termination;

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•	If he elects to receive benefits under the Consolidated Omnibus Reconciliation Act (“COBRA”), payment for the premiums for coverage of Mr. Wine, his spouse and/or dependents under our group health plans pursuant to COBRA for a one-year period;

•	Pursuant to the PRSU award agreements, Mr. Wine is entitled to an amount equal to what he would otherwise be eligible to receive pursuant to any outstanding PRSU award had he remained continuously employed through the end of the applicable performance period under the PRSU, prorated based on the percentage of the performance period that has elapsed as of the date of termination; and

•	Reasonable executive outplacement services.

The amount of payments and benefits under the Wine Severance Agreement and the PRSU awards are detailed in the table appearing under the caption “Potential Payments to Mr. Wine” on page 46. As a condition to receiving payments and benefits under the severance agreement, Mr. Wine must execute a general waiver and release of any claims against the Company. The Wine Severance Agreement also provides that during and for a period of (i) 60 months following termination, Mr. Wine is prohibited from using or disclosing our proprietary information, except as required by his duties to Polaris and (ii) two years following termination, Mr. Wine must refrain from working for or acquiring an ownership interest (other than an interest of up to 1% of publicly held securities) in our competitors, or soliciting our employees.

Severance Agreements with Messrs. Speetzen, Mack, Pucel, and Eastman

Change in Control Related Payments

We have entered into severance agreements with Messrs. Speetzen, Mack, Pucel, and Eastman, which provide that if upon or within 24 months after a change in control, any of such Named Executive Officers terminates employment for good reason or if his employment is terminated by the Company without cause, then the Named Executive Officer will be entitled to:

•	A lump sum cash payment equal to two times average annual cash compensation (including base salary and cash incentives under the Senior Executive Plan) for our three fiscal years (or lesser number of fiscal years if employed for a shorter duration) immediately preceding such termination; and

•	Any earned but unpaid cash incentive awards under the Senior Executive Plan.

No cash incentive award will be paid for any part of the fiscal year in which the termination occurs.

Non-Change in Control Termination Related Payments

Under the severance agreements, a non-change in control termination is deemed to occur if the Named Executive Officer is terminated by the Company without cause other than in connection with a change in control. In the event of a non-change in control termination, the Named Executive Officer will be entitled to:

•	The sum of (i) 100% of his or her annual base salary as of the termination date plus (ii) the amount of the cash incentive award under the Senior Executive Plan that was paid to the Named Executive Officer for the fiscal year immediately preceding the fiscal year in which the termination takes place;

•	Any earned but unpaid cash incentive award under the Senior Executive Plan;

•	Eligibility for retirement benefits for Officers upon attainment of age and service criteria, which are discussed under the caption “Payments Made Upon Retirement” below;

•	If the Named Executive Officer elects to receive benefits under COBRA, payment for the premiums for coverage of the Named Executive Officer, his or her spouse and/or dependents under our group health plans pursuant to COBRA for a one-year period;

•	Pursuant to the PRSU award agreements, the Named Executive Officers are entitled to an amount equal to what the Named Executive Officer would otherwise be eligible to receive pursuant to any outstanding PRSU award had he or she remained continuously employed through the end of the applicable performance period under the PRSU, prorated based on the percentage of the performance period that has elapsed as of the date of termination;

•	Reasonable executive outplacement services; and

•	The release of restrictions on all outstanding restricted share awards for which the performance goal has been met and the performance period has expired.

The amounts payable to each Named Executive Officer under the severance agreements and PRSU awards are quantified in the tables appearing under the caption “Potential Payments to Messrs. Speetzen, Mack, Pucel, and Eastman” on page 47.

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Equity Award Agreements

Mr. Wine’s stock option award agreements provide for full, accelerated vesting of all unvested options if employment is terminated due to death or disability or after normal retirement age. For those stock options granted to him prior to May 2015, the award agreements provide for full, accelerated vesting of all unvested options upon a change in control, and for the stock options granted to him after May 2015 vesting will accelerate in full upon a change a control only if the options are not continued, assumed or replaced or if Mr. Wine experiences a termination of employment within one year for reasons other than cause or for good reason. Under Mr. Wine’s PRSU award agreements made prior to May 2015, upon a change in control one-sixth of the target number of units subject to an award will be subject to accelerated vesting if the change in control occurs during the second year of the performance period, and one-third of the target number of units will be subject to accelerated vesting if the change in control occurs during the third year of the performance period; for PRSU awards granted after May 2015, vesting will accelerate as to the same percentages of units in connection with a change in control only if the PRSU awards are not continued, assumed or replaced or if Mr. Wine experiences a termination of employment within one year without cause or for good reason. In addition, if Mr. Wine is terminated by the Company without cause or he terminates his employment for good reason other than in connection with a change in control, he will be entitled to have vest, at the end of the performance period, a pro rata portion of the units that would otherwise be deemed to have been earned during the performance period. The prorated portion of the earned payout is based on the amount of the performance period that has elapsed as of the date of termination following the change in control. The balance of the award is forfeited.

The stock option award agreements for Messrs. Speetzen, Mack, Pucel, and Eastman provide for full, accelerated vesting of options if employment is terminated due to death or disability or after retirement age. In the event of a change in control, the stock option award agreements granted prior to May 2015 for Messrs. Speetzen, Pucel, and Eastman provide for full, accelerated vesting of all unvested options. Stock options granted after May 2015 to Messrs. Speetzen, Mack, Pucel, and Eastman provide for full, accelerated vesting in the event of a change in control only if the options are not continued, assumed or replaced or if they experience a termination of employment without cause or for good reason within one year. The PRSU award agreements for these individuals provide for accelerated vesting of the awards under the same circumstances and to the same degree as described above for Mr. Wine. Time-based restricted stock awards are subject to accelerated vesting in the event of a change in control only if the awards are not continued or if the Named Executive Officer is terminated within one year without cause or for good reason.

Under the equity award agreements, a Named Executive Officer will be considered to have been terminated without cause or to have terminated his employment for good reason under the same circumstances as described above in connection with the Named Executive Officers’ severance arrangements.

The amounts payable to Mr. Wine under the equity award agreements are quantified in the table appearing under the caption “Potential Payments to Mr. Wine” on page 46, and the amounts payable to the other Named Executive Officers are quantified in the table appearing under the caption “Potential Payments to Messrs. Speetzen, Mack, Pucel, and Eastman” on page 47.

Payments Made Upon Retirement

We maintain the 401(k) Plan and the restorative SERP, as explained in the section entitled “Nonqualified Deferred Compensation in 2016” on page 40. We do not maintain a defined benefit pension plan or a defined benefit supplemental pension plan for our Named Executive Officers.

We do, however, provide certain benefits and perquisites to Named Executive Officers that are retirement-eligible. These benefits and perquisites include:

•	Medical insurance coverage or cash equivalent for retirees and their spouses from age 55 to 64 with coverage coinciding with Medicare Part B on and after age 65;

•	Dental insurance coverage for retirees and their spouses at the same coverage level with the same provider as an active employee;

•	Continued annual physical exams at the Mayo Clinic for retirees and their spouses in accordance with the active officer benefit;

•	Continued use of Polaris products in accordance with the active Named Executive Officer benefits, including related parts, garments and accessories;

•	For Senior Executive Plan participants, a possible prorated payout under the plan based on the time worked during the incentive compensation award period payable in accordance with the normal payment schedule; and

•	For vested stock options, an exercise period of 36 months or the full term of the option for options issued after May 2015; for outstanding stock options that have not vested as of the retirement date, the option will immediately vest and remain exercisable for 36 months or the full term of the option for all options issued after May 2015, provided the grant occurred at least 12 months prior to the retirement date and notice of retirement was given to the Company at least one-year in advance .

To be eligible for full retirement-age benefits, the Named Executive Officer must have attained the age of at least 65. None of our Named Executive Officers were retirement-eligible as of December 31, 2016.

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We also provide certain retirement benefits to Named Executive Officers who have attained the age of at least 55 and have a minimum of 10 years of service to our Company. These benefits include the same benefits available at full retirement age described above, except that for Named Executive Officers other than Messrs. Speetzen and Pucel, all outstanding stock options granted prior to 2016 that have not yet vested are forfeited.

Mr. Pucel is also eligible for an additional payment equal to three times his annual base salary upon retirement on or after age 55 plus five years of service. Mr. Pucel received this benefit as part of an inducement to join Polaris and as a substitute to a comparable benefit he received from his prior employer.

Non-Compete and Non-Solicitation Agreements

As described in “Severance, Proprietary Information and Noncompetition Agreement with Mr. Wine” on page 42, Mr. Wine has agreed not to engage in competitive activities or solicit employees for a period of two years following his termination of employment. The other Named Executive Officers were required to enter into non-competition agreements as a condition to the receipt of certain equity grants, under which they agree to not engage in competitive activities or soliciting employees for a period of one year following their termination of employment.

Potential Payments to Named Executive Officers Upon Termination

The following tables quantify the amounts and benefits payable to the Named Executive Officers upon termination under various scenarios. In calculating the payments set forth in such tables, we have assumed that (i) the date of termination was December 30, 2016, the last business day of fiscal year 2016, and (ii) the stock price was $82.39 per share, the closing market price of our common stock on such date. The tables do not reflect payments and benefits that are provided on a non-discriminatory basis to salaried employees generally upon termination, including:

•	Earned but unpaid base salary through the date of termination;

•	Accrued but unused vacation pay through the date of termination;

•	Company matching contributions to the 401(k) Plan in an amount which takes into account the final payouts for base salary, incentive awards under the Senior Executive Plan, if any, and accrued vacation;

•	Distributions of plan balances under the Polaris 401(k) Plan; and

•	A life insurance benefit equal to two times base salary up to a maximum of $650,000, payable in the event of termination upon death.

The tables also do not reflect amounts attributable to vested, non-forfeitable equity-based awards (see “Outstanding Equity Awards at 2016 Fiscal Year-End” on page 37), or distributions of plan balances under the SERP (see “Nonqualified Deferred Compensation in 2016” on page 40). In addition, the tables do not reflect any applicable tax withholdings or other deductions by the Company from the amounts otherwise payable to the Named Executive Officers upon termination of employment. To the extent applicable, the present value of the payments presented in the tables below was calculated using a discount rate of 5%.

We provide a number of lifetime benefits and perquisites to our Named Executive Officers upon retirement or receipt of early retirement benefits. For purposes of quantifying the value of such benefits and perquisites in the tables below, we have used an average life expectancy age of 78 for such individuals. The costs of medical and dental coverage are based on current annual premiums times the number of years between officer age and 78 for those that receive it until then using a discount rate of 5%. Company parts, garments and accessories coverage is based on the average spent for the Named Executive Officers in 2016 multiplied by the number of years between the executive officer’s age and 78 (for those who receive it), using a discount rate of 5%.

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Potential Payments to Mr. Wine

	Without Cause or With Good Reason Termination (not in connection with a Change in Control	Without Cause or With Good Reason Termination (Change in Control)	Change in Control (awards continued or assumed, no Termination)	Death or Disability	Retirement	(4)
	($)	($)	($)	($)	($)
Scott W. Wine
Cash Compensation	1,029,867	7,198,955	0	0	0
Annual Cash Incentives (Senior Executive Plan)(1)	0	0	0	0	0
PRSUs(2)	1,892,515	1,892,515	1,892,515	0	0
Stock Options (Unvested and Accelerated)(3)	0	2,600,730	0	2,600,730	0
Restricted Stock (Unvested and Accelerated)	0	0	0	0	0
Benefits and Perquisites
Medical and Dental	19,211	0	0	0	0
Use of Polaris Products	0	0	0	0	0
Polaris Parts, Garments and Accessories	0	0	0	0	0
Physical Exams	0	0	0	0	0
Total	2,941,593	11,692,200	1,892,515	2,600,730	0

(1)	Estimated payment based on achievement level of performance matrix.
(2)	The amount reflected for Mr. Wine represents his pro rata target payout for the 2014 and 2015 PRSU awards and assumes the payment would be made by March 2017 and March 2018, respectively.
(3)	Represents the market value of unvested stock options less the option exercise price.
(4)	Mr. Wine is not retirement eligible.

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Potential Payments to Messrs. Speetzen, Mack, Pucel, and Eastman

	Without Cause Termination (not in connection with a Change in Control)	Without Cause or With Good Reason Termination (in connection with a Change in Control)	Change in Control (awards continued or assumed, no Termination)	Death or Disability	Retirement	(4)
	($)	($)	($)	($)	($)
Mr. Speetzen
Cash Compensation	1,070,779	1,324,231	0	0	0
Annual Cash Incentives (Senior Executive Plan)(1)	0	0	0	0	0
PRSUs(2)	95,195	95,195	0	0	0
Stock Options (Unvested and Accelerated)(3)	0	1,196,580	0	1,196,580	0
Restricted Stock (Unvested and Accelerated)	0	823,900	0	0	0
Benefits and Perquisites
Medical and Dental Insurance	19,211	0	0	0	0
Use of Polaris Products	0	0	0	0	0
Polaris Parts, Garments and Accessories	0	0	0	0	0
Physical Exams	0	0	0	0	0
Total	1,185,185	3,439,906	0	1,196,580	0
Mr. Mack
Cash Compensation	729,719	939,616	0	0	0
Annual Cash Incentives (Senior Executive Plan)(1)	0	0	0	0	0
PRSUs	0	0	0	0	0
Stock Options (Unvested and Accelerated)(3)	0	0	0		0
Restricted Stock (Unvested and Accelerated)	0	1,894,970	0	0	0
Benefits and Perquisites
Medical and Dental Insurance	14,354	0	0	0	0
Use of Polaris Products	0	0	0	0	0
Polaris Parts, Garments and Accessories	0	0	0	0	0
Physical Exams	0	0	0	0	0
Total	744,073	2,834,586	0	0	0
Mr. Pucel
Cash Compensation	966,083	1,471,981	0	0	0
Annual Cash Incentives (Senior Executive Plan)(1)	0	0	0	0	0
PRSUs(2)	357,586	357,586	357,586	0	0
Stock Options (Unvested and Accelerated)(3)	0	1,758,240	0	1,758,240	0
Restricted Stock (Unvested and Accelerated)	0	1,647,800	1,647,800	0	0
Benefits and Perquisites
Medical and Dental Insurance	19,211	0	0	0	0
Use of Polaris Products	0	0	0	0	0
Polaris Parts, Garments and Accessories	0	0	0	0	0
Physical Exams	0	0	0	0	0
Total	1,342,880	5,235,607	2,005,386	1,758,240	0
Mr. Eastman
Cash Compensation	550,607	1,159,029	0	0	0
Annual Cash Incentives (Senior Executive Plan)(1)	0	0	0	0	0
PRSUs(2)	187,667	187,667	187,667	0	0
Stock Options (Unvested and Accelerated)(3)	0	280,830	0	280,830	0
Restricted Stock (Unvested and Accelerated)	0	2,471,700	823,900	0	0
Benefits and Perquisites
Medical and Dental Insurance	19,211	0	0	0	0
Use of Polaris Products	0	0	0	0	0
Polaris Parts, Garments and Accessories	0	0	0	0	0
Physical Exams	0	0	0	0	0
Total	757,485	4,099,226	1,011,567	280,830	0

(1)	Estimated payment based on achievement level of performance matrix. Mr. Mack was not a participant in the Senior Executive Plan in 2016.
(2)	The amount reflected for Mr. Speetzen represents the pro rata target payout for the 2015 PRSU award and assumes the payout would be made by March 2018. The amounts reflected for Messrs. Pucel and Eastman represent the pro rata target payout for the 2014 and 2015 PRSU awards and assumes the payments would be made by March 2017 and March 2018, respectively.
(3)	Represents the market value of unvested stock options less the option exercise price.
(4)	None of the individuals named in this table is retirement eligible.

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Director Compensation

The following table sets forth the compensation earned by each of the non-employee directors for the year ended December 31, 2016.

	Fees Earned or Paid in Cash	Stock Awards	Total
Name	($)(1)	($)(2)	($)
Annette K. Clayton	110,000	130,014	240,014
Kevin M. Farr	117,500	130,014	247,514
Gary E. Hendrickson	112,500	130,014	242,514
Gwenne A. Henricks	97,500	130,014	227,514
Bernd F. Kessler	102,500	130,014	232,514
Lawrence D. Kingsley(3)	90,268	130,014	220,282
R. M. (Mark) Schreck(4)	51,250	0	51,250
John P. Wiehoff	135,000	130,014	265,014

(1)	As described in more detail in the accompanying narrative, directors may defer all or a portion of the fees otherwise payable to them in accordance with our Deferred Compensation Plan for Directors (the “Deferred Compensation Plan”). Each of the current directors deferred all fees otherwise payable to him or her in 2016 in accordance with the Deferred Compensation Plan. The deferred amounts were converted into common stock equivalents at the then current market price per share of our common stock. The aggregate number of common stock equivalents held by each non-employee director as of December 31, 2016 is reflected in the “Stock Awards” column of the “Non-Employee Directors - Outstanding Equity Awards at Fiscal Year-End” table appearing below.
(2)	On April 28, 2016, the continuing non-employee directors were each awarded under the Omnibus Plan 1,319 deferred stock units, each with a value equal to one share of our common stock. The grant date fair value for these deferred stock units was $98.57 per unit and is calculated in accordance with FASB ASC Topic 718 based on the closing market price of our common stock on the award date. The aggregate number of deferred stock units and common stock equivalents held by each non-employee director as of December 31, 2016 is reflected in the “Stock Awards” column of the “Non-Employee Directors - Outstanding Equity Awards at Fiscal Year-End” table appearing below.
(3)	Mr. Kingsley was elected to the Board on January 28, 2016.
(4)	Mr. Schreck served on the Board until his retirement effective April 28, 2016.

Non-Employee Directors — Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the number of shares of common stock underlying outstanding stock awards for each of the non-employee directors as of December 31, 2016.

Name	Stock Awards(1)
Annette K. Clayton	54,656
Kevin M. Farr	6,486
Gary E. Hendrickson	13,841
Gwenne A. Henricks	2,832
Bernd F. Kessler	19,791
Lawrence D. Kingsley	2,457
John P. Wiehoff	40,743

(1)	Includes common stock equivalents awarded to directors under the Deferred Compensation Plan and deferred stock units awarded under the Omnibus Plan and the accompanying dividend equivalent units issued on each form of award.

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Director Fees

Directors who are employees of our Company receive no compensation for their services as directors or as members of committees. Compensation for non-employee directors is divided into cash and stock components. We presently pay each non-employee director an annual director’s retainer of $85,000. The Lead Director of the Board receives an annual Lead Director fee of $25,000. The Chair of the Corporate Governance and Nominating Committee receives an annual committee chairman’s fee of $10,000, the Chairs of the Compensation Committee and Technology Committee receive an annual committee chairman’s fee of $15,000, and the Chair of the Audit Committee receives an annual committee chairman’s fee of $20,000. Non-employee directors also receive an annual fee for committee membership: $10,000 for Audit Committee members; $7,500 for Compensation Committee members; $5,000 for Corporate Governance and Nominating Committee members; and $2,500 for Technology Committee members. Any non-employee director may elect to defer the receipt of all or a specified portion of the retainer and fee payments specified in this paragraph under the Deferred Compensation Plan (as described below).

Deferred Compensation Plan

We maintain the Deferred Compensation Plan for non-employee directors. A non-employee director can defer all or a portion of the retainer and fee payments that would otherwise be paid to him or her in cash. Such deferred amounts are converted into additional common stock equivalents based on the then fair market value of the common stock. Each common stock equivalent represents the economic equivalent of one share of common stock. Dividend equivalents are credited to non-employee directors as if the common stock equivalents are outstanding shares of common stock. Such dividend equivalents are deemed invested in additional common stock equivalents.

As soon as practicable after a non-employee director’s service on the Board terminates, he or she will receive a distribution of a number of shares of our common stock equal to the number of common stock equivalents then credited to him or her under the Deferred Compensation Plan. Upon the death of a non-employee director, the shares will be issued to his or her beneficiary. Upon a change in control of our Company (as defined in the Deferred Compensation Plan), each non-employee director will receive a cash payment equal to the value of his or her accumulated common stock equivalents.

A maximum of 500,000 shares of common stock are reserved for issuance under the Deferred Compensation Plan. The Deferred Compensation Plan will remain effective until May 31, 2020, unless terminated earlier by the Board. The Deferred Compensation Plan may be terminated or amended at any time by the Board.

Deferred Stock Units

Since 2007, we have granted our non-employee directors an annual award of deferred stock units in an amount determined by the Board. The deferred stock units are fully vested upon issuance. Upon termination of service as a director or upon an earlier change in control of our Company, each non-employee director will receive one share of common stock for every deferred stock unit credited to the non-employee director’s account. Dividend equivalents are credited to non-employee directors as if the deferred stock units are outstanding shares of common stock. Such dividend equivalents are deemed invested in additional deferred stock units.

Use of Polaris Products

We provide each of the non-employee directors with the use of up to eight Polaris products, of his or her choice, at no charge to encourage a first-hand understanding of the riding experience of our customers and to provide the non-employee directors with an opportunity to evaluate product design and efficiency. The products used by the non-employee directors can be returned to the Company or purchased at a price greater than cost at the end of a defined usage period based upon months, miles or hours, depending upon the product line. We sell the returned products to dealers at an amount greater than the cost of such products to the Company. All non-employee directors also receive related parts, garments and accessories.

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Director Stock Ownership Guidelines

The Board has adopted stock ownership guidelines, which provide that each non-employee director is expected to own, directly or indirectly, shares of our common stock, common stock equivalents and deferred stock units having a value of at least three times the amount of the annual retainer and, if applicable, any committee chairman fee paid to such director. Compliance with the stock ownership guidelines is voluntary but is monitored by our CFO. All non-employee directors are expected to satisfy the stock ownership guidelines within four years following the date they are first elected to the Board. The following chart sets forth the stock ownership of each of the non-employee directors that were in office as of December 31, 2016 relative to the stock ownership guidelines:

Name	Stock Ownership Guidelines (as a Multiple of Annual Director Retainer Fee)	Shares of Common Stock, Common Stock Equivalents and Deferred Stock Units Held as of December 31, 2016	Stock Ownership Guideline Met?
Annette K. Clayton	3x	54,656	Yes
Kevin M. Farr	3x	8,586	Yes
Gary E. Hendrickson	3x	13,841	Yes
Gwenne A. Henricks(1)	3x	2,832	No
Bernd F. Kessler	3x	19,791	Yes
Lawrence D. Kingsley	3x	9,382	Yes
John P. Wiehoff	3x	40,743	Yes
(1)	Ms. Henricks was first appointed to the Board on July 22, 2015. We expect that Ms. Henricks will satisfy the stock ownership guidelines on or prior to the fourth anniversary of the date she was first appointed to the Board.

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Equity Compensation Plan Information

Our shareholders have approved our 1995 Stock Option Plan, Employee Stock Purchase Plan, Deferred Compensation Plan for Directors, and Omnibus Plan. Awards may currently be made only under the Omnibus Plan, the Deferred Compensation Plan for Directors, and the Employee Stock Purchase Plan.

We do not have any equity compensation plans outstanding that have not been approved by shareholders.

Summary Table

The following table sets forth certain information as of December 31, 2016, with respect to compensation plans under which shares of our common stock may be issued.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	6,239,613	(1)(2)	$ 84.32	(3)	7,465,833	(4)
Equity compensation plans not approved by security holders	None		N/A		None
Total	6,239,613		$ 84.32		7,465,833
(1)	Includes 4,717,061 shares issuable upon exercise of outstanding stock options, 1,381,745 shares issuable upon settlement of outstanding performance restricted stock units, 66,632 shares issuable upon settlement of deferred stock units and accompanying dividend equivalent units issued under the Omnibus Plan to non-employee directors and 74,175 shares issuable upon settlement of common stock equivalents awarded to non-employee directors under the Deferred Compensation Plan for Directors, but excludes 139,457 shares of restricted stock issued under the Omnibus Plan. The actual number of performance restricted stock unit shares to be issued depends on our financial performance over a period of time.
(2)	The weighted average remaining contractual life of outstanding options was 6.45 years as of December 31, 2016. Unvested stock options, stock appreciation rights and performance restricted stock units do not receive dividend equivalents.
(3)	Reflects the weighted-average exercise price of outstanding options. There is no exercise price for outstanding deferred stock units, common stock equivalents or performance restricted stock units.
(4)	A total of 5,789,470 shares were available under the Omnibus Plan (the Omnibus Plan pool is decreased by three shares for every one share subject to a full-value award) and a total of 1,676,363 shares were available under the Employee Stock Purchase Plan.

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PROPOSAL 2 —	Approval of an Amendment to the Restated Articles of Incorporation to Require Majority Voting for the Election of Directors in Uncontested Elections

The Board of Directors, upon recommendation of the Corporate Governance and Nominating Committee, recommends that shareholders approve an amendment to the Company’s Restated Articles of Incorporation to require a majority vote for the election of directors in uncontested elections.

Our directors are currently elected by a plurality vote: that is, a director nominee who receives the highest number of affirmative votes cast is elected, whether or not such votes constitute a majority of votes. Minnesota law requires that, unless otherwise specified in a company’s articles of incorporation, a director is elected by a plurality of the votes cast. Our Articles of Incorporation do not specify the voting standard required in director elections. However, we do have a director resignation policy that requires a director nominee who fails to receive a majority vote in an uncontested election to tender his or her resignation. This is sometimes referred to as “plurality plus.” When the Board adopted the director resignation policy, the Board recognized that the majority voting standard was an evolving concept. The Board has continued to monitor best practices in this area, and is aware that a number of public companies have amended their governing documents to provide for a majority voting standard instead of a plurality voting standard. After consideration, the Board believes that it is in the best interests of the Company and our shareholders to amend the Company’s Restated Articles of Incorporation to provide for majority voting in uncontested director elections.

The amendment to the Restated Articles of Incorporation would operate as follows:

•	Subject to the rights, if any, of holders of any preferred stock of the Company, each director shall be elected at a meeting of shareholders by the vote of a majority of the votes cast with respect to the director.

•	However, in a contested election of directors in which the number of nominees exceeds the number of directors to be elected, the directors will continue to be elected by a plurality of the votes cast.

•	For the purposes of majority voting standard, a majority of votes cast means that the votes entitled to be cast by the holders of all the then outstanding shares of voting stock of the Company that are voted “for” a director must exceed the number of shares voted “against” the director.

The amendment is effected by adding a new Article XII to the Restated Articles of Incorporation. The full text of Article XII is attached to these materials as Annex A. If the amendment is approved by shareholders at the meeting, the majority voting standard will be effective following the 2017 Annual Meeting upon filing the Articles of Amendment to the Company’s Restated Articles of Incorporation with the Minnesota Secretary State, which filing will be made promptly upon shareholder approval of this proposal.

Under Minnesota law, an incumbent director who does not receive the requisite vote continues to serve until his or her successor is elected. Accordingly, we will retain a slightly modified version of our existing director resignation policy in our Corporate Governance Guidelines. That policy will require an incumbent director who is not elected by shareholders to promptly tender his or her resignation to the Board. The Board, taking into account the Corporate Governance and Nominating Committee recommendation, will then decide whether to accept the resignation. The Board’s decision and the rationale behind it will be publicly disclosed within 90 days after the date of the election. The Corporate Governance and Nominating Committee, in making its recommendation, and the Board, in making its decision, may each consider any factors or other recommendations that it considers appropriate. The director who tenders his or her resignation will not participate in the Corporate Governance and Nominating Committee’s or Board’s decision with respect to that director. If the director’s resignation is not accepted by the Board, the director will continue to serve until the next election of directors and until his successor is duly elected, or his or her earlier death, resignation, retirement, disqualification or removal.

The Board, upon recommendation of the Corporate Governance and Nominating Committee, recommends a vote FOR the amendment to the Restated Articles of Incorporation to require majority vote for the election of directors in uncontested elections.

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PROPOSAL 3 —	Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP (“EY”) as our independent registered public accounting firm for fiscal 2017, and the Board is asking shareholders to ratify that selection. Although current law, rules and regulations, as well as the Audit Committee Charter require our independent registered public accounting firm to be engaged, retained, and supervised by the Audit Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter of shareholder concern and considers a proposal for shareholders to ratify such selection to be an opportunity for shareholders to provide direct feedback to the Board on a significant issue of corporate governance.

If the selection of EY as our independent registered public accounting firm for fiscal 2017 is not ratified by our shareholders, the Audit Committee will review its future selection of an independent registered public accounting firm in the light of that vote result.

Representatives of EY will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The Board, upon recommendation of the Audit Committee, unanimously recommends a vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2017.

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Audit Committee Report

The Audit Committee reports to and acts on behalf of the Board by providing oversight of (1) the integrity of our financial statements, (2) the effectiveness of the Company’s internal controls over financial reporting, (3) our compliance with legal and regulatory requirements, (4) the independent registered public accounting firm’s performance, qualifications and independence and (5) the responsibilities, performance, budget and staffing of our internal audit function. The Audit Committee is comprised of four directors, all of whom meet the standards of independence adopted by the SEC and the NYSE.

In performing the Audit Committee oversight responsibilities, we have reviewed and discussed our audited financial statements for the year ended December 31, 2016 with management and with representatives of EY, our independent registered public accounting firm. The Audit Committee also reviewed, and discussed with management and representatives of EY, management’s assessment and report and EY’s report and attestation on the effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed by applicable Public Company Accounting Oversight Board (“PCAOB”) standards. The Audit Committee has received from our independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communication with the audit committee concerning independence, and the Audit Committee has discussed the independence of EY with representatives of such firm. The Audit Committee is satisfied that the non-audit services provided to us by the independent registered public accounting firm are compatible with maintaining their independence.

Management is responsible for our system of internal controls and the financial reporting process. EY is responsible for performing an audit of the consolidated financial statements in accordance with the standards of the PCAOB and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In reliance on the reviews and discussions referred to in this Report, the Audit Committee recommends to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

AUDIT COMMITTEE

Kevin M. Farr, Chair
Gwenne A. Henricks
Bernd F. Kessler
Lawrence D. Kingsley

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Fees Paid to Independent Registered Public Accounting Firm

Audit Fees

The aggregate audit fees paid to EY for the fiscal years ended December 31, 2016 and December 31, 2015 were $2,213,000 and $1,845,000, respectively. These fees include amounts for the annual audit of our consolidated financial statements and internal control over financial reporting, statutory audits at certain foreign subsidiaries, the reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, and certain accounting consultation services surrounding acquisition and joint venture activities.

Audit-Related Fees

The aggregate audit-related fees paid to EY for the fiscal years 2016 and 2015 were $118,000 and $183,000, respectively. These fees represent amounts reasonably related to the performance of the audit or review of the consolidated financial statements that are not reported under the Audit Fees category such as the audit of Polaris Acceptance, the audit of employee benefit plans, the issuance of certain industry reports, and assistance provided in connection with potential transactions.

Tax Fees

The aggregate fees billed by EY for tax services rendered for the fiscal years 2016 and 2015 were $268,000 and $107,000, respectively. These fees were primarily related to tax planning and compliance services, including assistance related to certain foreign subsidiaries, and potential transactions.

All Other Fees

No other fees were billed by EY for the fiscal years 2016 and 2015.

Audit Committee Pre-Approval Requirements

The Audit Committee’s charter provides that it has the sole authority to review in advance and grant any pre-approvals of (i) all auditing services to be provided by the independent registered public accounting firm, (ii) all significant non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Exchange Act and the PCAOB and (iii) all fees and the terms of engagement with respect to such services. All audit and non-audit services performed by EY during fiscal 2016 were pre-approved pursuant to the procedures outlined above.

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PROPOSAL 4 —	Advisory Vote on Approval of the Compensation of the Company’s Named Executive Officers

General Information

We are providing our shareholders with the opportunity to vote to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement. As described in the Compensation Discussion and Analysis (“CD&A”), our executive compensation philosophy and programs align executive compensation decisions with our desired business direction, strategy and performance. The primary objectives and priorities of the compensation program include:

•	Emphasizing variable compensation that is tied to our financial and stock price performance to generate and reward superior individual and collective performance,

•	Linking executives’ incentive goals with the interests of our shareholders, providing equity-based forms of compensation and establishing specific stock ownership guidelines for key management employees,

•	Supporting and rewarding executives for consistent performance over time and achievement of our long-term strategic goals, and

•	Attracting and retaining highly qualified executives whose abilities are critical to our success and competitive advantages.

Our shareholders have a right to cast an advisory vote on our executive compensation program at the Annual Meeting. As a result, we are presenting this proposal, which gives you, as a shareholder, the opportunity to vote on the following resolution:

“RESOLVED, that the shareholders approve the compensation of Polaris Industries Inc. Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in this Proxy Statement.”

The Board urges shareholders to endorse the compensation programs for our Named Executive Officers by voting “FOR” the resolution.

The 2016 compensation structure is similar to the 2013, 2014 and 2015 design, which received favorable approvals by our shareholders each of those years. As discussed in the CD&A contained in this Proxy Statement, the Compensation Committee of the Board believes that the executive compensation provided for 2016 is reasonable and consistent with our pay for performance philosophy. Compensation for the year is established in January and is guided by the prior year performance as well as projections for the forthcoming year. In deciding how to vote on this proposal, the Board advises you to consider our pay for performance philosophy coupled with the following factors related to the compensation of our Named Executive Officers in fiscal 2016, each of which is discussed in the CD&A:

•	No base salary increases were made to Named Executive Officers for 2016 with the exception of Mr. Eastman who received an increase as a result of his promotion.

•	No payments were made under the Senior Executive Incentive Plan to Named Executive Officers in 2016 as a result of Company performance.

•	For the second year in row, Mr. Wine did not receive a payout under the Senior Executive Incentive Plan even though he had earned an incentive based on 2015 results.

•	Aggregate grant date fair value of the annual long-term incentives for 2016 awards were granted below 2015 levels in response to the Company’s 2015 performance.

•	(PRSUs) granted in 2014 to the Named Executive Officers for the 2014-2016 performance period were paid out at only 13% of target, reflecting the first time since 2012 that above target performance was not achieved.

Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. However, the Board and the Compensation Committee will carefully review the voting results. To the extent there is any significant negative vote on this proposal, we may consult directly with shareholders to better understand the concerns that influenced the vote. The Board and the Compensation Committee would consider constructive feedback obtained through this process in making future decisions about executive compensation programs

The Board, upon recommendation of the Compensation Committee, unanimously recommends a vote FOR approval of the resolution to approve the compensation of our Named Executive Officers.

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PROPOSAL 5 —	Advisory Vote on Frequency of Future Votes to Approve the Compensation of our Named Executive Officers

A separate proposal will be presented at the Annual Meeting asking shareholders to approve on an advisory basis the frequency of the shareholder advisory vote on the compensation of our Named Executive Officers.

Shareholders are being asked to vote on whether the shareholder advisory vote on the compensation of our Named Executive Officers should occur every one, two or three years. You will also have the choice to abstain from voting on this proposal.

At the 2011 Annual Meeting, the shareholders selected one year as the frequency of the advisory vote on the compensation of our Named Executive Officers which the Board adopted.

The Board, upon recommendation of the Compensation Committee, unanimously recommends a vote for the option of one year as the frequency for which shareholders are to provide an advisory vote to approve the compensation of our Named Executive Officers.

Other Matters

The Board is not aware of any matters that are expected to come before the Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

Submission of Shareholder Proposals and Nominations

Under the rules of the SEC, if a shareholder wants the Company to include a proposal in our Proxy Statement and form of proxy for presentation at our 2018 Annual Meeting of Shareholders, the proposal must be submitted in writing and received by our Corporate Secretary at our principal executive offices by November 10, 2017. The proposal must comply with the rules of the SEC and our bylaws, which are described below. If a shareholder intends to introduce an item of business or nominate a person as a director at the 2018 Annual Meeting, without including the proposal or nomination in the Proxy Statement, we must receive notice of that intention no later than January 27, 2018.

A shareholder’s notice to the Company must include the information required by our bylaws, including, if the item of business does not relate to the nomination of a person to serve as a director, a brief description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting, any material interest of the shareholder or any associated person of the shareholder in the business desired to be brought before the meeting, the name and address of the shareholder and any associated person of the shareholder as they appear on our books, and specified information regarding the shareholder’s interests in our capital stock. A shareholder’s notice to the Company of the nomination of a person to serve as a director must include, as applicable, similar information as required above, as well as the name of any director nominee, information about the nominee required by SEC rules and the director nominee’s consent to be named and serve if elected.

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Additional Information

Householding

We have adopted a procedure approved by the SEC called householding, which allows us to deliver a single set of our Annual Report on Form 10-K, which includes the Annual Report to Shareholders (together, the “Annual Report”), Proxy Statement or Notice to shareholders who do not participate in electronic delivery and have the same last name and address. This process helps eliminate duplicate mailings and reduces our printing and mailing costs.

If your household would like to receive individual rather than multiple mailings in the future, please write to Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Englewood, New York 11717, or call 800-542-1061. If a broker or other nominee holds your shares, you may continue to receive multiple mailings. Please contact your broker or other nominee directly to discontinue multiple mailings from them.

Your household may have received a single set of our Annual Report and Proxy Statement; if you would like another set, please write to Broadridge Investor Communications Solutions at the address above.

Annual Reports

Our Annual Report is available on our website at www.polaris.com in the “Investors” section. You may also request a free copy of our Annual Report and Proxy Statement by writing to the Corporate Secretary, Polaris Industries Inc., 2100 Highway 55, Medina, MN 55340, or by calling (763) 542-0500.

By Order of the Board of Directors

Stacy L. Bogart
Senior Vice President, General Counsel and Secretary

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Annex A

Article XII Election of Directors

Subject to the rights, if any, of the holders of one or more classes or series of preferred or preference stock issued by the Corporation, voting separately by class or series to elect directors in accordance with the terms of such preferred or preference stock, each director shall be elected at a meeting of shareholders by the vote of the majority of the votes cast with respect to the director, provided that directors shall be elected by a plurality of the votes present and entitled to vote on the election of directors if the number of nominees exceeds the number of directors to be elected. For purposes of this Article XII, action at a meeting shall mean action at a meeting which satisfies the notice and quorum requirements imposed by the bylaws of the Corporation, except as otherwise provided by law, and a majority of the votes cast means that the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the Corporation that are voted “for” a director must exceed the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the Corporation that are voted “against” that director.

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ATTN: RICHARD EDWARDS
POLARIS INDUSTRIES INC.
2100 HIGHWAY 55
MEDINA, MN 55340

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 26, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 26, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E17628-P86897-Z69418

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

POLARIS INDUSTRIES INC.

The Board of Directors recommends you vote FOR the nominees listed in Item 1:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Gary E. Hendrickson
02) Gwenne A. Henricks

The Board of Directors recommends you vote FOR proposals 2, 3, and 4:

The Board of Directors recommends you vote FOR one year:

	1 Year	2 Years	3 Years	Abstain
5. Advisory vote on the frequency of Shareholder votes on executive compensation	☐	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) on the proxy. Joint owners should each sign. When signing as attorney, executor, trustee, administrator or guardian, please give full title as such. If signing for a corporation, provide the name of the corporation and your full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

E17629-P86897-Z69418

POLARIS INDUSTRIES INC.
Annual Meeting of Shareholders
April 27, 2017 9:00 AM CDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Kenneth J. Pucel and Michael T. Speetzen, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of POLARIS INDUSTRIES INC. that the shareholder(s) held of record at the close of business on February 28, 2017 and is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, CDT on April 27, 2017, at the Polaris Corporate Headquarters, 2100 Highway 55, Medina, MN 55340, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed on the reverse side. If no such direction is given, this proxy will be voted in accordance with the Board of Directors' recommendations. It will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Continued and to be signed on reverse side

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